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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Filed by a Party other than the Registrant ☐
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☒	Definitive Proxy Statement
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☐	Soliciting Material under §240.14a-12

Smart & Final Stores, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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600 Citadel Drive
Commerce, CA 90040

March 29, 2019
Dear Stockholder,

        You are cordially invited to attend the Annual Meeting of Stockholders of Smart & Final Stores, Inc. (the "Company") to be held on Wednesday, May 22, 2019 at 10:00 A.M. Pacific Time at the DoubleTree Hotel, 5757 Telegraph Road, Commerce, California 90040.

        The agenda for the Annual Meeting includes:

  •
  the election of three Class II directors for three-year terms expiring in 2022 (Proposal 1);

  •
  the ratification of Ernst & Young LLP as independent auditors for our 2019 fiscal year (Proposal 2); and

  •
  a non-binding advisory vote to approve the compensation paid to our named executive officers in fiscal year 2018 (commonly known as a "say-on-pay" proposal) (Proposal 3).

        The Company's Board of Directors recommends a vote FOR the election of the three Class II directors, FOR the ratification of the appointment of Ernst & Young LLP as our independent auditors, and FOR the approval, on an advisory basis, of compensation paid to our named executive officers. Your interest in the Company and your vote are very important to us. The enclosed proxy materials contain detailed information regarding the business that will be considered at the Annual Meeting. It is important that all stockholders participate in the affairs of the Company, regardless of the number of shares owned. Accordingly, we encourage you to read the proxy materials and vote your shares as soon as possible. You may vote your proxy via the Internet or telephone or, if you received a paper copy of the proxy materials, by mail by completing and returning the proxy card.

        On behalf of the Company, I would like to express our appreciation for your ongoing interest in Smart & Final Stores, Inc.

Very truly yours,
David G. Hirz President and Chief Executive Officer

SMART & FINAL STORES, INC.
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 22, 2019

TIME	10:00 A.M. Pacific Time
PLACE	DoubleTree Hotel 5757 Telegraph Road Commerce, California 90040
ITEMS OF BUSINESS	(1)
To elect three Class II directors for three-year terms expiring at the 2022 Annual Meeting of Stockholders once their respective successors have been duly elected and qualified or until their earlier resignation or removal (Proposal 1).
	(2)	To ratify the appointment of Ernst & Young LLP as independent auditors for our 2019 fiscal year (Proposal 2).
(3)
To approve, by non-binding advisory vote, the compensation paid to our named executive officers in fiscal year 2018, as disclosed in these proxy materials (commonly known as a "say-on-pay" proposal) (Proposal 3).
	(4)	To transact such other business as may properly be brought before the Annual Meeting or any adjournment or postponement thereof.
RECORD DATE	You are entitled to vote only if you were a stockholder of record at the close of business on March 25, 2019.
PROXY VOTING
It is important that your shares be represented and voted at the Annual Meeting. Whether or not you plan to attend the Annual Meeting, we urge you to vote online at www.proxyvote.com or via telephone by calling 1-800-690-6903, or to complete and return a proxy card (no postage is required).

        Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on May 22, 2019: As permitted by rules adopted by the Securities and Exchange Commission, rather than mailing a full paper set of these proxy materials, we are mailing to many of our stockholders only a notice of internet availability of proxy materials containing instructions on how to access these proxy materials and submit their respective proxy votes online. This proxy statement, our 2018 Annual Report on Form 10-K, and the proxy card are available at www.proxyvote.com. You will need your notice of internet availability or proxy card to access these proxy materials.

March 29, 2019	Leland P. Smith
Secretary

600 Citadel Drive
Commerce, California 90040

PROXY STATEMENT

        The Board of Directors (the "Board") of Smart & Final Stores, Inc., a Delaware corporation (the "Company," "we," "us" or "our"), has prepared this document to solicit your proxy to vote upon certain matters at the Company's 2019 Annual Meeting of Stockholders (the "Annual Meeting").

        These proxy materials contain information regarding the Annual Meeting, to be held on May 22, 2019, beginning at 10:00 A.M. Pacific Time at the DoubleTree Hotel, 5757 Telegraph Road, Commerce, California 90040, and at any adjournment or postponement thereof. As permitted by the rules adopted by the Securities and Exchange Commission (the "SEC"), rather than mailing a full paper set of these proxy materials, we are mailing to many of our stockholders only a notice of internet availability of proxy materials (the "Notice") containing instructions on how to access and review these proxy materials and submit their respective proxy votes online. If you receive the Notice and would like to receive a paper copy of these proxy materials, you should follow the instructions for requesting such materials located at www.proxyvote.com.

QUESTIONS ABOUT THE ANNUAL MEETING AND THESE PROXY MATERIALS

        It is anticipated that we will begin mailing the Notice, and that these proxy materials will first be made available online to our stockholders, on or about April 5, 2019. For those stockholders receiving paper materials, it is also anticipated that we will begin mailing this proxy statement, the proxy card, and our 2018 Annual Report on Form 10-K (the "Annual Report") on or about April 5, 2019. The information regarding stock ownership and other matters in this proxy statement is as of March 25, 2019 (the "Record Date"), unless otherwise indicated.

What may I vote on?

        You may vote on the following proposals:

  •
  the election of three Class II directors for three-year terms expiring at the 2022 Annual Meeting of Stockholders once their respective successors have been duly elected and qualified, or their earlier resignation or removal (Proposal 1);

  •
  the ratification of the appointment of Ernst & Young LLP ("Ernst & Young") as independent auditors for our 2019 fiscal year (Proposal 2); and

  •
  the approval, by a non-binding advisory vote, of the compensation paid to our named executive officers in fiscal year 2018, as disclosed in these proxy materials (commonly known as a "say-on-pay" proposal) (Proposal 3).

        THE BOARD RECOMMENDS A VOTE FOR THE ELECTION OF THE THREE CLASS II DIRECTORS, FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG AS THE INDEPENDENT AUDITORS, AND FOR THE APPROVAL, ON AN ADVISORY BASIS, OF COMPENSATION PAID TO THE NAMED EXECUTIVE OFFICERS ("SAY-ON-PAY").

Who may vote?

        Stockholders of record of our common stock, par value $0.001 per share ("common stock"), at the close of business on the Record Date are entitled to receive the Notice and these proxy materials and to vote their respective shares at the Annual Meeting. Each share of common stock is entitled to one vote on each matter that is properly brought before the Annual Meeting. As of the Record Date, 76,523,569 shares of common stock were outstanding.

How do I vote?

        We have elected to provide access to proxy materials over the Internet under the SEC's "notice and access" rules to reduce the environmental impact and cost of the Annual Meeting. However, if you prefer to receive paper copies of our proxy materials, please follow the instructions included in the Notice.

Stockholders of Record

        If your common stock is registered directly in your name with our transfer agent, Equiniti Trust Company, you are considered a stockholder of record with respect to those shares. As a stockholder of record, you have the right to vote by proxy.

        You may vote by proxy in any of the following three ways:

        Internet.    Go to www.proxyvote.com to use the Internet to transmit your voting instructions and for electronic delivery of information. Have your proxy card in hand when you access the website.

        Phone.    Call 1-800-690-6903 using any touch-tone telephone to transmit your voting instructions. Have your proxy card in hand when you call.

        Mail.    Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided, or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

        Voting by any of these methods will not affect your right to attend the Annual Meeting and vote in person. However, for those who will not be voting in person at the Annual Meeting, your final voting instructions must be received by no later than 11:59 p.m. on May 21, 2019.

Beneficial Owners

        Most of our stockholders hold their shares through a stockbroker, bank or other nominee, rather than directly in their own names. If you hold your shares in one of these ways, you are considered the beneficial owner of shares held in "street name", and the Notice is being forwarded to you by your broker, bank or nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or nominee on how to vote. Your broker, bank or nominee has enclosed a voting instruction form for you to use in directing the broker, bank or nominee on how to vote your shares. Unless you provide specific voting instructions, your brokerage firm will only have the discretion to vote shares it holds on your behalf with respect to Proposal 2 (the ratification of Ernst & Young as independent auditors for our 2019 fiscal year), but not with respect to Proposal 1 (the election of three Class II directors), or Proposal 3 (the say-on-pay proposal), as more fully described under "What is a broker 'non-vote?"' below.

Can I change my vote?

        Yes. If you are the stockholder of record, you may revoke your proxy before it is exercised by doing any of the following:

  •
  sending a letter to us stating that your proxy is revoked;

  •
  signing a new proxy and sending it to us; or

  •
  attending the Annual Meeting and voting by ballot.

        Beneficial owners should contact their broker, bank or nominee for instructions on changing their votes.

How many votes must be present to hold the Annual Meeting?

        A "quorum" is necessary to hold the Annual Meeting. A quorum is a majority of the votes entitled to be cast by the stockholders entitled to vote at the Annual Meeting. They may be present at the Annual Meeting or represented by proxy. Abstentions and broker "non-votes" are not counted as votes cast either "FOR" or "AGAINST" a given proposal, but are counted as present and entitled to vote for purposes of determining a quorum.

        If a quorum is not present at the Annual Meeting, the chairman of the meeting may adjourn the Annual Meeting to another date, time or place, not later than 60 days after the original record date of March 25, 2019 without notice other than announcement at the meeting. We may also postpone the Annual Meeting to a date that is not later than 60 days after the original record date or cancel the Annual Meeting by making a public announcement of the postponement or cancellation before the time scheduled for the Annual Meeting.

How many votes are needed to approve the proposals?

        At the Annual Meeting, a "FOR" vote by a majority of votes cast is required for Proposal 1 (the election of three Class II directors), Proposal 2 (the ratification of Ernst & Young as independent auditors for our 2019 fiscal year), and Proposal 3 (the say-on-pay proposal). A "FOR" vote by a "majority of votes cast" means that the number of shares voted "FOR" exceeds the number of shares voted "AGAINST."

Where can I find the voting results of the Annual Meeting?

        The Company will announce preliminary voting results at the Annual Meeting and publish final results in a Current Report on Form 8-K filed with the SEC within four business days following the completion of the meeting.

What is an abstention?

        An abstention is a properly signed proxy card that is marked "abstain." Abstentions do not constitute votes "FOR" or "AGAINST."

What is a broker "non-vote?"

        If you are a beneficial owner of shares held in "street name" and do not provide the broker, bank or other nominee that holds your shares with specific voting instructions, under the rules of various national and regional securities exchanges, the organization that holds your shares may generally vote on routine matters but cannot vote on non-routine matters. If the broker, bank or other nominee that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, such organization will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares. This is commonly referred to as a broker "non-vote."

        The election of directors ("Proposal 1"), and the say-on-pay proposal ("Proposal 3") are matters considered non-routine under applicable rules. A broker, bank or other nominee cannot vote without your instructions on non-routine matters. For your vote to be counted in the above proposals, you will need to communicate your voting decisions to your broker, bank or other nominee before the date of the meeting using the voting instruction form provided by your broker, bank or other nominee.

        The ratification of the appointment of Ernst & Young as our independent auditors for the fiscal year ending December 29, 2019 ("Proposal 2") is a matter considered routine under applicable rules. A broker, bank or other nominee may generally vote on routine matters.

Will any other matters be acted on at the Annual Meeting?

        If any other matters are properly presented at the Annual Meeting or any adjournment or postponement thereof, the persons named in the proxy will have discretion to vote on those matters. As of February 20, 2019, the date by which any proposal for consideration at the Annual Meeting submitted by a stockholder must have been received by us to be presented at the Annual Meeting, and as of the date of these proxy materials, we did not know of any other matters to be presented at the Annual Meeting.

Who pays for this proxy solicitation?

        We will pay the expenses of soliciting proxies. In addition to solicitation by mail, proxies may be solicited in person or by telephone or other means by our directors or associates. We will reimburse brokerage firms and other nominees, custodians and fiduciaries for costs incurred by them in mailing these proxy materials to the beneficial owners of common stock held of record by such persons.

Whom should I contact with other questions?

        If you have additional questions about these proxy materials or the Annual Meeting, please contact: Smart & Final Stores, Inc., 600 Citadel Drive, Commerce, California, 90040, Attention: Leland P. Smith, Telephone: (323) 869-7500.

ELECTION OF THREE CLASS II DIRECTORS (PROPOSAL 1)

Board Structure and the Nominees

        The Board is comprised of nine directors. Pursuant to our Amended and Restated Certificate of Incorporation, the Board is divided into three classes. The members of each class serve for staggered, three-year terms as follows:

Class	Director	Independent
Class II (term expires at 2019 annual meeting)	Andrew A. Giancamilli	Yes
	Elaine K. Rubin	Yes
	Kenneth I. Tuchman	Yes
Class III (term expires at 2020 annual meeting)	David G. Hirz	No
	David B. Kaplan	Yes
	Joseph S. Tesoriero	Yes
Class I (term expires at 2021 annual meeting)	Norman H. Axelrod	Yes
	Dennis T. Gies	Yes
	Paul N. Hopkins	Yes

        Upon the expiration of the term of a class of directors, the Nominating and Corporate Governance Committee of the Board (the "Nominating Committee") will recommend to the Board for its approval the slate of director nominees to be nominated for election for three-year terms at the Annual Meeting of Stockholders in the year in which the term of a class of directors expires.

        In connection with the Annual Meeting, the Board, upon the recommendation of the Nominating Committee, has nominated each of Andrew A. Giancamilli, Elaine K. Rubin and Kenneth I. Tuchman (together, the "Nominees") for reelection as a Class II director, for a three-year term expiring at our 2022 annual meeting of stockholders once their respective successors have been duly elected and qualified or until their earlier resignation or removal.

        Set forth below is information concerning our directors, and the key experience, qualifications and skills they bring to the Board.

The Nominees

        Andrew A. Giancamilli, 68, has served as a member of the Board since March 2013. Mr. Giancamilli served as President and Chief Executive Officer of Katz Group Canada Ltd., the Canadian subsidiary of the Katz Group of Companies, operators of over 1,800 traditional drug stores in Canada, from October 2003 to February 2012. Prior to joining Katz Group Canada, Mr. Giancamilli was with Canadian Tire Corporation Ltd., a Canadian retail conglomerate, from 2001 to 2003. Mr. Giancamilli also held several positions, including President and Chief Operating Officer, at Kmart Corporation, a discount retailer, from 1995 to 2001. From 1993 to 1995 he served as President and Chief Operating Officer of Perry Drug Stores, Inc., a U.S. based drug store chain. He began his career at Perry Drug Stores in 1975. Mr. Giancamilli currently serves as a director of the parent entity of 99 Cents Only Stores LLC, a deep-discount retailer, and served as its Interim President and Chief Executive Officer from May 2015 to September 2015. Mr. Giancamilli is currently a member of the Wayne State University School of Business Board of Visitors, and serves as Trustee of the Henry Ford Wyandotte Hospital Board of Trustees. He has also served as a member of the board of GS1 Canada, and as a member of the board of directors, and Chairman of the National Association of Chain Drug Stores, the Canadian Association of Chain Drug Stores, the Canadian Opera Company and Sacred Heart Rehabilitation Center, and has served as a Trustee of the Detroit Opera House. With his more than 30 years of experience and strong record of performance in the retail industry, Mr. Giancamilli brings to the board extensive knowledge and expertise in the industries in which the Company operates.

        Elaine K. Rubin, 56, has served as a member of the Board since January 2017. Ms. Rubin founded Digital Prophets Network LLC, ("DPN"), a management consulting, advisory and placement firm with a network of digital commerce experts who support retail and direct to consumer businesses, and has served as the president of DPN since January 2010. Through DPN, Ms. Rubin has worked with a variety of retail businesses and consumer brands on their transitions into direct-to-consumer businesses. She has served as an advisor to Hint, Inc., which produces fruit-infused water, since October 2013, and had served on the board of directors of both New Moosejaw, LLC, a multi-channel retailer of premium outdoor apparel and gear, until it was acquired by Jet.com/Walmart in February 2017, and bluenile.com, a NASDAQ-listed company until it was taken private in February 2017. From June 2013 to May 2015, Ms. Rubin served as a retail advisory board member for Hilco Global, an independent financial services company. From March 2011 to January 2015, Ms. Rubin served as an advisor for Monetate, Inc., a company which powers multi-channel testing and personalization for retail brands. Ms. Rubin co-founded shop.org in February 1996 and served as its elected chair of the board of directors from February 1996 to October 2007. From January 2006 to March 2007, Ms. Rubin served as the northeast client practice head of Amazon Enterprise Solutions, a division of Amazon.com, Inc., an ecommerce company; from January 2003 to December 2004, she served as the senior vice president of strategy and business development at 1-800-flowers.com, Inc., an ecommerce flower delivery company, overseeing the launch of their interactive services division; and from September 1995 to April 1999, she served as the senior vice president of ecommerce, merchandising, and marketing at iVillage, Inc., a digital media and community company, overseeing the launch of their omni-channel retail business, www.ibaby.com. Ms. Rubin received her B.B.A. in Marketing from Emory University.

        Kenneth I. Tuchman, 68, has served as a member of the Board since September 2015. From April 2010 to December 2016, Mr. Tuchman was a Vice-Chairman of the investment and corporate banking groups of Bank of Montreal Capital Markets, a bank and financial consultant. From June 2007 to April 2009, Mr. Tuchman served as Vice-Chairman at Bank of America Merrill Lynch, where he focused on investment banking in the consumer and retail sector. From March 1997 to June 2007, he was Chairman of Global Banking for the Americas at Dresdner Kleinwort Ltd. (Wasserstein Perella Group). Prior to Wasserstein, Mr. Tuchman spent more than 16 years at Lehman Brothers, a financial services firm, where he was a Managing Director and Co-Head of the Global M&A Group. Mr. Tuchman also serves on the boards of directors of the Hank Aaron Chasing the Dream Foundation, and previously served on the board of directors of Gordmans Stores, Parisian Department Stores and DeMoulas Supermarkets (dba Market Basket), and as a member of the Board of Overseers at the University of Pennsylvania Law School. Mr. Tuchman received a B.S. in Management from the State University of New York at Buffalo, magna cum laude with highest Distinction, Beta Gamma Sigma and holds MBA and J.D. degrees from the University of Pennsylvania. Mr. Tuchman brings to the Board over 35 years of experience as an investment banker and director who has worked with public and private, large and mid-cap company management teams to facilitate growth, funding and competitive positioning.

THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE ELECTION OF THE THREE NOMINEES AS CLASS II DIRECTORS.

Directors Remaining in Office until Our 2020 Annual Meeting of Stockholders

        David G. Hirz, 63, has served as a member of the Board since January 2012, has served as our President and Chief Executive Officer since January 2012, and previously served as our President and Chief Operating Officer from April 2010 to January 2012. Prior to joining us, Mr. Hirz was an executive with divisions of The Kroger Company, one of the world's largest supermarket operators, including President of Food4Less, a national warehouse grocery store chain of The Kroger Company, from 1999 to 2004 and from September 2007 to April 2010, and President of the Ralphs Grocery Company, the largest supermarket chain in Southern California, from March 2004 to September 2007. Previously, he held store and operations management positions with several retail grocery companies. Mr. Hirz is a graduate of California State University, Fullerton. Mr. Hirz brings significant senior leadership and both operational and industry experience to our board of directors, along with an extensive knowledge of the food retail and foodservice industries.

        David B. Kaplan, 51, has served as Chairperson of the Board since November 2012. Mr. Kaplan is a Co-Founder, Director and Partner of Ares Management Corporation ("Ares Management"), an affiliate of our principal stockholder, and a member of the Ares Management Executive Committee, the 7-member governing body which controls the firm. Additionally, he is a Partner and Co-Head of the Ares Private Equity Group and a member of the Management Committee of Ares Management. He additionally serves on the Ares Private Equity Group's Corporate Opportunities, Asia Private Equity and Special Opportunities Fund Investment Committees. Mr. Kaplan joined Ares Management in 2003 from Shelter Capital Partners, LLC, where he was a Senior Principal from June 2000 to April 2003. From 1991 through 2000, Mr. Kaplan was affiliated with, and a Senior Partner of, Apollo Management, L.P. and its affiliates, during which time he completed multiple private equity investments from origination through exit. Prior to Apollo Management, L.P., Mr. Kaplan was a member of the Investment Banking Department at Donaldson, Lufkin & Jenrette Securities Corp., an investment banking and securities firm. Mr. Kaplan currently serves as Chairman of the board of directors of the parent entity of The Neiman Marcus Group LLC, a luxury retailer, and as a member of the board of directors of the parent entities of 99 Cents Only Stores LLC, a deep- discount retailer, Guitar Center, Inc., a musical instruments retailer, and Floor and Decor Outlets of America, Inc., a hard surface flooring and related accessories retailer. Mr. Kaplan's previous public company board of directors experience includes Maidenform Brands, Inc., an intimate apparel retailer, where he served as the company's Chairman, GNC Holdings, Inc., a specialty retailer of health and wellness products, Dominick's Supermarkets, Inc., a grocery store retailer, Stream Global Services, Inc., a business process outsourcing provider, Orchard Supply Hardware Stores Corporation, a home improvement retailer, and Allied Waste Industries Inc., a waste services company. Mr. Kaplan also serves on the board of directors of Cedars-Sinai Medical Center and serves on the President's Advisory Group of the University of Michigan. Mr. Kaplan graduated with High Distinction, Beta Gamma Sigma, from the University of Michigan, School of Business Administration with a B.B.A. concentrating in Finance. Mr. Kaplan's over 25 years of experience managing investments in, and serving on the boards of directors of, companies operating in various industries led to the conclusion that he should serve as chairperson of our board of directors.

        Joseph S. Tesoriero, 65, has served as a member of the Board since July 2014. Mr. Tesoriero is currently Chief Financial Officer of Barfresh Food Group, Inc., a beverage distributor, a role he has held since May 2015. Mr. Tesoriero was previously engaged as a financial advisor for Dole Asia Holding, Ltd. Pte, a wholly owned subsidiary of ITOCHU Corporation, from April 2013 to October 2013. Prior to this consulting engagement, Mr. Tesoriero served as Executive Vice President and Chief Financial Officer of Dole Food Company, Inc. ("Dole"), a producer, marketer and distributor of fresh fruits, fresh vegetables and packaged food products, from February 2010 until April 2013, and as Vice President and Chief Financial Officer from August 2004 until February 2010 and Vice President of Tax from September 2002 until August 2004. While serving as a principal financial officer at Dole, Mr. Tesoriero was responsible for overseeing the financial performance of Dole in preparing and evaluating its financial statements. Mr. Tesoriero holds a B.S. in Accounting from Villanova University, a J.D. from New York Law School and an L.L.M. in Taxation from Boston University. He has been a member of the New York State Bar since 1978. Mr. Tesoriero brings to the board of directors over 30 years of experience working for publicly held companies, including significant experience as a senior financial executive in the food industry, engaged in globally sourcing, manufacturing, distributing and marketing a wide variety of branded and private label fresh produce and grocery items.

Directors Remaining in Office until Our 2021 Annual Meeting of Stockholders

        Norman H. Axelrod, 66, has served as a member of the Board since March 2013. Beginning in 1988, Mr. Axelrod served as Chief Executive Officer and a member of the board of directors of Linens 'n Things, Inc., a retailer of home textiles, housewares and decorative home accessories, was appointed as Chairman of its board of directors in 1997, and served in such capacities until its acquisition in February 2006. Mr. Axelrod is also the Chairman of the board of directors of the parent entity of Floor and Decor Outlets of America, Inc., a specialty retailer of hard surface flooring and related accessories, and serves on the boards of directors of the parent entities of Guitar Center, Inc., a musical instruments retailer, 99 Cents Only Stores LLC, a deep-discount retailer and The Neiman Marcus Group LLC, a luxury retailer. Mr. Axelrod has also previously served as the Chairman of the board of directors of GNC Holdings, Inc., a specialty retailer of health and wellness products, National Bedding Company LLC, a mattress and bedding product manufacturer, and Simmons Company, a mattress and bedding product manufacturer, and as a member of the board of directors of Reebok International Ltd., a leading worldwide designer and marketer of sports, fitness and casual footwear, apparel and equipment, Jaclyn Inc., a handbags and apparel company and Maidenform Brands, Inc., an intimate apparel retailer. Mr. Axelrod has provided consulting services to certain Ares Management entities. Mr. Axelrod received a B.S. in Management and Marketing from Lehigh University where he graduated summa cum laude and an M.B.A. from New York University. Mr. Axelrod's vast experience in the retail industry led to the conclusion that he should serve as a member of our board of directors.

        Dennis T. Gies, 39, has served as a member of the Board since November 2012. Mr. Gies is a Partner in the Ares Private Equity Group, an affiliate of our principal stockholder. Mr. Gies joined Ares Management in 2006 from UBS Investment Bank where he participated in the execution of a variety of transactions including leveraged buyouts, mergers and acquisitions, dividend recapitalizations and debt and equity financings. Mr. Gies currently serves on the boards of directors of the parent entities of The Neiman Marcus Group LLC, a luxury retailer, 99 Cents Only Stores LLC, a deep-discount retailer, and Deva Holdings, Inc., a leading professional and "masstige" hair care brand. Mr. Gies also serves as a Trustee and Treasurer of the Center for Early Education. Mr. Gies graduated with a M.S. in Electrical Engineering from University of California, Los Angeles and magna cum laude with a B.S. in Electrical Engineering from Virginia Tech. Mr. Gies brings to our board of directors financial expertise, as well as experience as a private equity investor evaluating and managing investments in companies across various industries.

        Paul N. Hopkins, 62, has served as a member of the Board since September 2015. Mr. Hopkins was the Chairman of the board of directors of Farmers Group, Inc., an insurance and financial services provider, from January 2009 to June 2011, and served Farmers Group in a wide range of executive leadership roles, including Chief Executive Officer from April 2005 through December 2008. Mr. Hopkins also served as the President of US Personal Business of Zurich Financial Services, the parent company of Farmers Group Inc., and was a member of its Group Management Board from December 2004 to April 2005 and of the Group Executive Committee from April 2005 until his retirement in June 2011. From January 2009 to June 2011, Mr. Hopkins served as Chairman of the Americas, responsible for governing all of Farmers Group Inc.'s. and Zurich Financial Services' operations in the Americas. In addition, from January 2006 to June 2011 he served as a member of the Executive Committee of the American Insurance Association. He also served as a member of the Board of Trustees for the American Institute for Chartered Property Casualty Underwriters. Mr. Hopkins is a graduate of Eastern Illinois University and the advanced executive education program of the University of Pennsylvania Wharton School of Business. He also holds an honorary doctorate from Pepperdine University's Graziadio School of Business and Management. Mr. Hopkins brings to our board of directors more than 35 years of experience, including significant expertise in marketing and risk management.

OTHER BOARD INFORMATION

Board Meetings in 2018

        The Board held seven meetings during our fiscal year ended December 30, 2018 ("fiscal year 2018").

Director Attendance

        During fiscal year 2018, each of our directors attended at least 75% of the total number of meetings of the Board and committees thereof on which he or she served that were held during the period he or she served as a director or committee member, as applicable.

        We encourage, but do not require, our directors to attend our Annual Meetings of Stockholders. All but one of our directors attended our 2018 Annual Meeting of Stockholders, either in person or telephonically.

Director Independence

        The Board is comprised of Norman H. Axelrod, Andrew A. Giancamilli, Dennis T. Gies, David G. Hirz, Paul N. Hopkins, David B. Kaplan, Elaine K. Rubin, Joseph S. Tesoriero and Kenneth I. Tuchman. The Board, upon the findings of the Nominating Committee, has determined that each of Messrs. Axelrod, Giancamilli, Gies, Hopkins, Kaplan, Tesoriero and Tuchman and Ms. Rubin is "independent" within the meaning of Rule 303A.02 of the New York Stock Exchange ("NYSE") Listed Company Manual.

        Our common stock has been listed for trading on the NYSE under the symbol "SFS" since completion of our initial public offering ("IPO") on September 24, 2014.

Leadership Structure

        The Board does not have a formal policy with respect to the separation of the offices of Chief Executive Officer and Chairperson of the Board. It is the Board's view that rather than having a formal policy, the Board, with the advice and assistance of the Nominating Committee, and upon consideration of all relevant factors and circumstances, will determine, as and when appropriate, whether it is in the best interests of the Company and its stockholders for such offices to be separate or combined.

        Currently, our leadership structure separates the offices of Chief Executive Officer and Chairperson of the Board, with Mr. Hirz serving as our Chief Executive Officer and Mr. Kaplan serving as our Chairperson of the Board. We believe this is appropriate, as it provides Mr. Hirz with the ability to focus on our day-to-day operations while Mr. Kaplan focuses on oversight of the Board.

        As Chairperson of the Board, Mr. Kaplan presides at the regularly scheduled Board sessions and executive sessions of our independent directors.

Risk Oversight

        The Board plays an active role in overseeing management of our risks. The Board regularly reviews information regarding our credit, liquidity and operations, as well as the risks associated with each. The Audit Committee of the Board ("Audit Committee") is responsible for overseeing the management of financial risks. The Compensation Committee of the Board (the "Compensation Committee" and, collectively with the Audit Committee and the Nominating Committee, the "Committees") is responsible for overseeing the management of risks relating to our executive compensation policies and arrangements, and for managing risks relating to our director compensation policies and arrangements. The Nominating Committee is responsible for reviewing the independence of the Board and other corporate governance matters. While each of the Committees is responsible for evaluating certain risks and overseeing the management of such risks, the Board as a whole is regularly informed of the conclusions of such evaluations through reports of the Committees.

Board Committees

        Each of the Committees is a standing committee of the Board. The Board has adopted a written charter for each of our Audit Committee, Compensation Committee and Nominating Committee, which are available, along with the Code of Business Conduct and Ethics and Corporate Governance Guidelines, on the Corporate Governance page of the Investors section of our website located at www.smartandfinal.com.

Audit Committee

        The Audit Committee held nine meetings during fiscal year 2018, and consists of Paul N. Hopkins, Kenneth I. Tuchman and Joseph S. Tesoriero, who acts as its chair. The Board has determined that each of Messrs. Hopkins, Tesoriero and Tuchman is independent as independence is defined under the applicable sections of the NYSE rules and under Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Board has also determined that each of Messrs. Tesoriero and Tuchman qualifies as an "audit committee financial expert."

        The principal duties and responsibilities of the Audit Committee are as follows:

  •
  to monitor our financial reporting process and internal control system;

  •
  to appoint and replace our independent registered public accounting firm from time to time, determine its compensation and other terms of engagement and oversee its work;

  •
  to oversee the performance of our internal audit function; and

  •
  to oversee our compliance with legal, ethical and regulatory matters.

        The Audit Committee has the power to investigate any matter brought to its attention within the scope of its duties. It also has the authority to retain counsel and advisors to fulfill its responsibilities and duties.

Compensation Committee

        The Compensation Committee held six meetings during fiscal year 2018, and consists of Mr. Hopkins, Mr. Tuchman and Mr. Giancamilli, who acts as its chair. Mr. Tuchman was appointed to the Compensation Committee on February 7, 2018.

        The principal duties and responsibilities of the Compensation Committee are as follows:

  •
  to oversee the development and implementation of our executive compensation policies and objectives;

  •
  to determine the structure of our executive compensation packages generally;

  •
  to review, approve and, if appropriate, make recommendations to the Board regarding director compensation; and

  •
  to determine the actual compensation paid to each of our senior executives and evaluate the performance of our Chief Executive Officer.

        Role of Outside Advisors.    Pursuant to the charter of the Compensation Committee, the Compensation Committee has the authority to engage independent counsel, accountants, consultants and other advisers as it deems necessary or appropriate to carry out its duties and responsibilities.

        In 2018, consistent with past practice, the Compensation Committee retained Korn Ferry, Inc. ("Korn Ferry") as its independent compensation consultant to provide advice on the Company's executive and director compensation practices. Korn Ferry's support generally includes analysis related to the competitiveness of our executive and director compensation programs, periodic reviews of our compensation peer group, the presentation of compensation and governance trends to the Compensation Committee, and other mandates as directed by the Compensation Committee. In fiscal year 2018, these other mandates included an incentive compensation risk assessment and support with designing long-term incentive programs. In 2018, Korn Ferry was paid approximately $173,000 for services related to executive and director compensation and $240,000 for executive search services.

        The Compensation Committee annually reviews the independence of Korn Ferry as its consultant under applicable SEC and NYSE rules on conflict of interest. Following this review, the Compensation Committee determined that Korn Ferry's work for us does not raise any conflicts of interest. The Compensation Committee's evaluation included consideration of all services provided to us, the amount of fees received as a percentage of the annual revenue of Korn Ferry, Inc., its policies and procedures designed to prevent conflicts of interest, any business or personal relationships between Korn Ferry and the members of our Compensation Committee or executive officers and any ownership of our stock by the advisors providing executive and director compensation services to us.

        Compensation Committee Interlocks and Insider Participation.    For fiscal year 2018, (i) no member of the Compensation Committee has (a) served as one of our officers or employees or (b) had any relationship requiring disclosure under Item 404 of Regulation S-K, and (ii) none of our executive officers served as a director or member of the compensation committee of another entity whose executive officers served on the Board or the Compensation Committee.

Compensation Risk Assessment

        In fiscal year 2018, Korn Ferry supported the Compensation Committee with conducting a risk assessment of our incentive compensation plans and practices. As a result of this analysis as well as their regular review of compensation policies and practices, management has concluded that our compensation programs do not create risks that are reasonably likely to have a material adverse effect on the Company. The Compensation Committee has reviewed and agrees with management's conclusion.

Nominating Committee

        The Nominating Committee held four meetings during fiscal year 2018, and consists of Dennis T. Gies, Elaine K. Rubin and Joseph S. Tesoriero, who acts as its chair. Mr. Tuchman served as a member and the chair of the Nominating Committee until February 7, 2018. Mr. Tesoriero was appointed chair of the Nominating Committee and Ms. Rubin was appointed to the Nominating Committee on February 7, 2018.

        The principal duties and responsibilities of the Nominating Committee are as follows:

  •
  to establish criteria for board and committee membership and recommend to the Board proposed nominees for election to the Board and for membership on committees of the Board;

  •
  to make recommendations to the Board regarding board governance matters and practices; and

  •
  to oversee the evaluation of the Board, the Committees and management.

        Director Qualifications; Nominating Committee Process.    The Nominating Committee's policy is to identify potential nominees from any properly submitted nominations, including any properly submitted nominations from our stockholders, and subsequently evaluate each potential nominee. To properly submit a nomination, our stockholders must provide timely notice of such nomination in accordance with Section 1.10 of our Second Amended and Restated Bylaws (the "Bylaws").

        The Nominating Committee conducts the appropriate and necessary inquiries (as determined by the Nominating Committee) with respect to the backgrounds and qualifications of any potential nominees, without regard to whether a potential nominee has been recommended by our stockholders, and, upon consideration of all relevant factors and circumstances, recommends to the Board for its approval the slate of director nominees to be nominated for election at our Annual Meeting of Stockholders. The Nominating Committee has not adopted a formal policy with respect to diversity, but the Board believes that diversity with respect to factors such as background, experience, skills, race, gender and national origin is an important consideration in board composition. Accordingly, the Company seeks a Board that includes a diversity of perspectives and includes individuals that possess backgrounds, skills, expertise and attributes that allow them to function collaboratively and effectively together in their oversight of the Company.

Stockholder and Interested Party Communications

        The Board welcomes communications from our stockholders and other interested parties. Stockholders and other interested parties may send communications to the Board, or to any particular director, to the following address: Smart & Final Stores, Inc., 600 Citadel Drive, Commerce, California, 90040, Attention: Secretary. Stockholders or interested parties should indicate clearly the director or directors to whom the communication is being sent so that each communication may be forwarded directly to the appropriate director(s).

 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Registration Rights Agreement

        Pursuant to the terms of our registration rights agreement (the "Registration Rights Agreement"), our pre-IPO stockholders, including Ares Corporate Opportunities Fund III, L.P. ("ACOF III"), Ares Corporate Opportunities Fund IV, L.P. ("ACOF IV") and certain of our executive officers and directors, are entitled to various rights with respect to the registration of their shares under the Securities Act of 1933, as amended (the "Securities Act"). Registration of any of these shares under the Securities Act would result in such shares becoming fully tradable without restriction under the Securities Act immediately upon the effectiveness of the registration statement, except for shares purchased by affiliates.

Demand Registration Rights

        Subject to certain conditions and restrictions contained in the Registration Rights Agreement, ACOF III and ACOF IV can make an unlimited number of demands for us to register their shares of our common stock under the Securities Act.

Piggyback Registration Rights

        In the event of a demand registration or if we propose to register any of our own securities under the Securities Act in a public offering, we will be required to provide notice to those holders of our common stock with registration rights under the Registration Rights Agreement and provide them with the right to include their shares in the registration statement, subject to certain conditions and exceptions contained in the Registration Rights Agreement.

Expenses

        We will be required to bear the registration expenses, other than underwriting discounts and commissions and transfer taxes, associated with any registration of shares of our common stock held by the holders of our common stock with registration rights under the Registration Rights Agreement.

Management Services Agreements

        In connection with our November 15, 2012 acquisition of all of the outstanding stock of Smart & Final Holdings Corp., the former ultimate parent company of all of our operating subsidiaries (the "Ares Acquisition"), we entered into Management Services Agreements with certain affiliates of Ares Management (the "Management Services Agreements"). Each Management Services Agreement provides for reimbursement of the applicable manager's and its affiliates' out-of-pocket expenses in connection with the management services provided thereunder. For the years ended December 30, 2018, and December 31, 2017 $6,697 and $3,954, respectively, was reimbursed in accordance with the terms of the Management Services Agreements. No fees are payable under the Management Services Agreements.

        Each Management Services Agreement also provides that we will indemnify the applicable manager and its affiliates against all losses, claims, damages and liabilities arising in connection with the management and financial services provided by such manager thereunder.

Indemnification of Officers and Directors

        Our certificate of incorporation and bylaws provide that we will indemnify each of our directors and officers to the fullest extent permitted by Delaware law. In addition, we have entered into indemnification agreements with each of our directors and executive officers.

Purchases of Products in the Ordinary Course of Business

        Certain of our related persons may, either directly or through their respective affiliates, enter into commercial transactions with us from time to time in the ordinary course of business, primarily for the purchase of products. We believe that none of the transactions with such persons is significant enough to be considered material to such persons or to us.

No Parent Entity

        We do not have a direct parent entity. See "Security Ownership of Certain Beneficial Owners and Management" below for detail on the ownership of our common stock by our directors, officers and 5% holders.

Hedging and Pledging Policy

        Our insider trading policy expressly prohibits transactions involving hedging or pledging of shares of our common stock by directors, officers or employees.

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS (PROPOSAL 2)

        In accordance with the Audit Committee's charter, the Audit Committee is responsible for the appointment and retention of our independent auditors. In our fiscal year 2018 and our fiscal year ended December 31, 2017 (fiscal year 2017), all audit and non-audit services were pre-approved by the Audit Committee.

        The Audit Committee has appointed Ernst & Young to serve as our independent auditors for our fiscal year ended December 29, 2019, subject to ratification by our stockholders. Representatives of Ernst & Young will be present at the Annual Meeting to answer questions and will also have the opportunity to make a statement if they desire to do so. If the proposal to ratify Ernst & Young's appointment is not approved, other certified public accountants will be considered by the Audit Committee. Even if the proposal is approved, the Audit Committee, in its discretion, may direct the appointment of new independent auditors at any time during the year if it believes that such a change would be in the best interest of the Company and its stockholders.

Fees Paid to Ernst & Young LLP

        The fees incurred by us for professional services rendered by Ernst & Young for our fiscal years 2018 and 2017 were as follows:

	2018		2017
Audit Fees	$2,253,183	(1)	$1,694,462	(5)
Audit-Related Fees	—	(2)	—	(2)
Tax Fees	527,331	(3)	301,710	(3)
All Other Fees	70,000	(4)	—	(4)

	$2,850,514		$1,996,172

(1)
All fees incurred have been billed by Ernst & Young associated with the audit of our fiscal year 2018 consolidated financial statements, including the audit of our internal controls over financial reporting for fiscal year 2018 and reviews of our interim quarterly consolidated financial statements.

(2)
Not applicable.

(3)
Includes services related to federal and state tax planning, consultations and advice.

(4)
Includes services related to IT systems implementation assessments.

(5)
Consists of fees billed by Ernst & Young associated with the audit of our fiscal year 2017 consolidated financial statements, including the audit of our internal controls over financial reporting for fiscal year 2017, and reviews of our interim quarterly consolidated financial statements.

        The Audit Committee has concluded that the provision of the foregoing services is compatible with maintaining Ernst & Young's independence.

Audit Committee Pre-Approval Policies and Procedures

        Our Audit Committee has adopted policies and procedures for the pre-approval of audit services and permitted non-audit and tax services rendered by our independent registered public accounting firm, Ernst & Young. Pre-approval may also be given as part of our Audit Committee's approval of the scope of the engagement of the independent auditor or on an individual, case-by-case basis before the independent auditor is engaged to provide each service. The chairperson of the Audit Committee has been delegated the authority to pre-approve any engagement for such audit services and permitted non-audit and tax services up to a maximum amount of $50,000, provided that the chairperson of the Audit Committee must disclose all such pre-approved services to the full Audit Committee at the meeting of the Audit Committee immediately following any such pre-approval.

        All of the services provided by Ernst & Young described above were approved by our Audit Committee pursuant to our Audit Committee's pre-approval policies.

THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG AS INDEPENDENT AUDITORS FOR OUR FISCAL YEAR ENDED DECEMBER 29, 2019.

AUDIT COMMITTEE REPORT

        The Audit Committee is comprised of three independent directors and operates under a written charter adopted by the Board, a copy of which is available on the Corporate Governance page of the Investors section of our website located at www.smartandfinal.com. The Board has determined that each of Messrs. Hopkins, Tesoriero and Tuchman is independent as independence is defined under the applicable section of the NYSE rules, and that each of Messrs. Hopkins, Tesoriero and Tuchman is independent as independence is defined under Rule 10A-3(b)(1) under the Exchange Act. The Board has also determined that each of Messrs. Tesoriero and Tuchman qualifies as an "audit committee financial expert."

        The primary purposes of the Audit Committee are to: monitor our financial reporting process and internal control system; appoint our independent registered public accounting firm, determine its compensation and other terms of engagement and oversee its work; oversee the performance of our internal audit function; and oversee our compliance with legal, ethical and regulatory matters.

        As noted above, the Audit Committee assists the Board in appointing our independent registered public accounting firm, Ernst & Young LLP, which includes, among other things, reviewing and evaluating the performance of the lead audit partner responsible for our audit, overseeing the required rotation of the lead audit partner and reviewing and considering the selection of the lead audit partner. In appointing Ernst & Young and the lead audit partner, the Audit Committee considered, among other things, the quality and efficiency of the services provided, including the results of a global internal survey of Ernst & Young's performance, the technical capabilities of the engagement teams, external data concerning Ernst & Young's audit quality and performance obtained from reports of the Public Company Accounting Oversight Board ("PCAOB") and the engagement teams' understanding of our company's business. The Audit Committee and the Board believe that the continued retention of Ernst & Young to serve as the Company's independent auditor is in the best interests of the Company and its stockholders and have recommended that stockholders ratify the appointment of Ernst & Young as the Company's independent auditor for the fiscal year 2019.

        The Audit Committee discussed the auditors' review of our quarterly financial information with the auditors prior to the release of such information and the filing of our quarterly reports with the SEC. The Audit Committee also met and held discussions with management and Ernst & Young with respect to our audited year-end financial statements.

        Further, the Audit Committee discussed with Ernst & Young the matters required to be discussed by Statement on Auditing Standards No. 1301, as amended (Communications With Audit Committees), received the written disclosures and the letter from Ernst & Young required by applicable requirements of the PCAOB regarding the independent accountant's communications with the Audit Committee concerning independence and discussed with the auditors the auditors' independence. In determining Ernst & Young's independence, the Audit Committee considered whether Ernst & Young's provision of non-audit services were compatible with the independence of the independent registered public accountants. The Audit Committee also discussed with the auditors and our financial management matters related to our internal control over financial reporting. Based on these discussions and the written disclosures received from Ernst & Young, the Audit Committee recommended that the Board include the audited financial statements in the Annual Report for fiscal year 2018, for filing with the SEC. The Board has approved this recommendation.

        This audit committee report is not deemed filed under the Securities Act or the Exchange Act, and is not incorporated by reference into any filings that we may make with the SEC.

AUDIT COMMITTEE
Joseph S. Tesoriero (Chairperson)
Paul N. Hopkins
Kenneth I. Tuchman

 EXECUTIVE OFFICERS

        Set forth below is information concerning our executive officers.

Name	Age	Position
David G. Hirz	63	President, Chief Executive Officer and Director
Richard N. Phegley	63	Executive Vice President and Chief Financial Officer
Scott R. Drew	57	Executive Vice President, Administration
Eleanor E. Hong	42	Senior Vice President and Chief Marketing and Strategy Officer
Derek R. Jones	50	Executive Vice President, Smart & Final, and President, Smart Foodservice Warehouse Stores
Richard A. Link	64	Group Vice President and Controller, Chief Accounting Officer
Eugene M. Smith	51	Group Vice President and Treasurer
Leland P. Smith	55	Senior Vice President, Real Estate, General Counsel and Secretary
Edward Wong	62	Executive Vice President, Chief Merchant and Digital Officer

        The biography for Mr. Hirz is set forth above under "Election of Three Class II Directors (Proposal 1)—Directors Remaining in Office until Our 2020 Annual Meeting of Stockholders."

        Richard N. Phegley joined us in September 1996 as our Vice President and Treasurer, served as our Senior Vice President and Chief Financial Officer from May 2001 to January 2019, and has served as our Executive Vice President and Chief Financial Officer since January 2019. Prior to joining us, Mr. Phegley served in senior treasury, strategic planning and financial management positions with Atlantic Richfield Company, an international oil and gas company. He holds a Master's degree in Business Administration from the University of Southern California and is a graduate of Humboldt State University. Mr. Phegley is an associate member of the American Institute of Certified Public Accountants.

        Scott R. Drew joined us in March 2010 and has served as our Executive Vice President, Administration since January 2019. Mr. Drew served as our Executive Vice President, Smart & Final Operations from March 2015 to January 2019, our Senior Vice President, Store Operations of our Smart & Final stores from December 2010 to March 2015, and our Vice President and General Manager of a group of our stores from March 2010 to December 2010. Prior to joining us, Mr. Drew served for 31 years in various store management positions with The Kroger Company, including as Vice President of Store Operations for Kroger's Indiana division.

        Eleanor E. Hong joined us in February 2014 as our Senior Vice President and Chief Marketing Officer, and has served as Senior Vice President and Chief Marketing and Strategy Officer since January 2017. Prior to joining us, Ms. Hong served as Senior Vice President of Marketing for Kohl's Corporation, a national department store retailer, from May 2011 to February 2014, as Vice President of Marketing for Toys "R" Us, a leading dedicated toy and baby products retailer, and its Babies "R" Us division, from March 2007 to April 2011, and in marketing positions with Time Consumer Marketing, a publishing company. Ms. Hong holds a Master's degree in Business Administration from Columbia University and the London Business School, and is a graduate of the University of Pennsylvania.

        Derek R. Jones joined us in April 2017 as our President, Smart Foodservice Warehouse Stores and has served as our Executive Vice President Smart & Final and President, Smart Foodservice Warehouse Stores since April 2018 when he assumed responsibility for our logistics operations. Prior to joining us,

Mr. Jones served in a variety of positions with Spartan Nash Company, whose core businesses include distributing grocery products to independent grocery retailers, national accounts, its corporate-owned retail stores and U.S. military commissaries, including as the President and EVP, Wholesale & Distribution Operations from March 2015 to March 2017, as Executive Vice President, Food Distribution from November 2013 to March 2015 and as Executive Vice President, Retail Operations from December 2012 to November 2013. Mr. Jones is a graduate of the University of Arkansas.

        Richard A. Link joined us in October 2001 as our Vice President and Controller and in December 2001 was designated as our Chief Accounting Officer. In January 2008 he was appointed Group Vice President. From September 1988 through February 2001, Mr. Link served in various positions, including chief financial officer and chief accounting officer, with Maxicare Health Plans, Inc., an operator of health maintenance organizations. Mr. Link previously served as a senior audit manager with Price Waterhouse & Co., a professional services firm now named PricewaterhouseCoopers LLP. He holds a Master's degree in Business Administration and an undergraduate degree from the University of Southern California.

        Eugene M. Smith joined us in July 1996, served as our Vice President and Treasurer from March 2013 to January 2019 and has served as our Group Vice President and Treasurer since October 2018. Prior to his current position, Mr. Smith served us in a variety of roles including Director of Financial Services and Director of Internal Audit. He holds a Master's degree in Business Administration from Loyola Marymount University and is a graduate of the University of Connecticut. Mr. Smith is an associate member of the American Institute of Certified Public Accountants.

        Leland P. Smith joined us in January 2016 as our Senior Vice President, General Counsel and Secretary and has served as our Senior Vice President, Real Estate, General Counsel and Secretary since January 2019. Prior to joining us, Mr. Smith served as the Senior Vice President and General Counsel for Douglas Emmett, Inc., a NYSE listed REIT, from 2012 to 2015. From 2003 to 2011, Mr. Smith served in several senior positions, including as the Chief Administrative Officer and General Counsel, for Guitar Center, Inc., a musical instruments retailer. He holds a bachelor's degree from Amherst College and a Juris Doctor and a Master's in Business Administration from the University of Southern California.

        Edward Wong joined us in April 2016 as our Senior Vice President, Supply Chain and Chief Information Officer and has served as Executive Vice President, Chief Merchant and Digital Officer since January 2019. From June 2010 to April 2016, Mr. Wong was a Partner in the Global Business Services group of IBM, a leading provider of retail strategy and technology consulting services. He holds a Master's degree in Technology Management from the University of Maryland and is a graduate of the University of California, San Diego.

 COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Summary Compensation Table for Fiscal Year 2018

        The following table contains information about the compensation paid to or earned during our two most recently completed fiscal years by each of our named executive officers for fiscal year 2018. For fiscal year 2018 our named executive officers consist of our principal executive officer and our two other most highly compensated executive officers for fiscal year 2018, as follows:

  •
  David G. Hirz, who served as our President and Chief Executive Officer and a member of the Board, and is our principal executive officer;

  •
  Richard N. Phegley, who served as our Senior Vice President and Chief Financial Officer in fiscal year 2018, and who, since January 2019, has served as our Executive Vice President and Chief Financial Officer; and

  •
  Derek R. Jones, who served as our President, Smart Foodservice Warehouse Stores and who, since April 2018, has served as our Executive Vice President Smart & Final and President, Smart Foodservice Warehouse Stores.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock awards ($)(1)	Option awards ($)	Non-equity incentive plan compensation ($)(2)	All other compensation ($)(3)	Total ($)
David G. Hirz	2018	950,000	—	1,224,746	—	391,248	37,209	2,603,203
President and Chief	2017	950,000	876,650	5,503,334	1,206,898	499,824	35,243	9,071,948
Executive Officer
Richard N. Phegley	2018	473,665	—	269,442	—	133,005	30,622	906,734
Executive Vice	2017	469,532	—	824,985	265,515	169,915	28,643	1,758,590
President and Chief
Financial Officer
Derek R. Jones	2018	500,000	—	269,442	—	275,170	19,093	1,063,705
Executive Vice	2017	346,154	200,000	1,074,984	313,791	418,880	161,269	2,515,078
President, Smart &
Final, President,
Smart Foodservice
Warehouse Stores

(1)
The amounts shown for stock awards in 2018 are based on the grant date fair value of awards calculated in accordance with FASB ASC Topic 718. The assumptions used in determining the amounts in this column are set forth in Note 11, Share-Based Compensation, to our consolidated financial statements for fiscal year 2018, as disclosed in our 2018 Annual Report on Form 10-K, filed with the SEC on March 14, 2019.

(2)
The amounts shown in the "Non-Equity Incentive Plan Compensation" column for fiscal year 2018 represent annual cash incentive awards earned by the NEOs under our 2018 Cash Incentive Program, paid in March 2019.

(3)
The amounts shown as All Other Compensation for fiscal year 2018 include:

All Other Compensation	David G. Hirz	Richard N. Phegley	Derek R. Jones
Vehicle allowance	$18,000	$11,400	—
Grandfathered executive medical plan	$10,972	$10,972	$10,972
Matching contributions under the 401(k) plan	—	—	—
Matching contributions under the SDCP	$8,237	$8,250	$8,121
Relocation support	—	—	—
Tax gross-up related to relocation support	—	—	—

Narrative Disclosure to Summary Compensation Table

Fiscal Year 2018 Compensation—Compensation Philosophy and Objectives

        Our named executive officer compensation programs are designed to align with the compensation philosophy approved by our Compensation Committee, which reflects the following general principles:

  •
  Offer balanced total compensation, which may include base pay, short- and long-term performance incentives, severance and retirement and other benefits.

  •
  Attract and retain high caliber executives and key personnel by offering total compensation that is competitive with that offered by similarly situated companies with whom we compete for executive talent. We refer to this objective as "competitive compensation."

  •
  Align the compensation of our named executive officers with the interests of the Company and its stockholders by conditioning a substantial portion of each named executive officer's compensation on a combination of short- and long-term performance, including cash incentive bonuses and equity incentives tied to achievement of Company and individual goals. We refer to this objective as "performance incentives."

  •
  Increase, when appropriate, the percentage of a named executive officer's total compensation that is "at-risk" proportionate to his or her overall responsibilities, position and compensation.

Material Terms of Employment Agreement with Mr. Hirz

        On December 12, 2017, we entered into an amended and restated employment agreement with Mr. Hirz. The amended and restated employment agreement describes the material terms and conditions of Mr. Hirz's employment, including base salary, annual bonus (with a target of 110% of base salary and a maximum of 220% of base salary), eligibility for annual equity grants, customary employee benefits and limited perquisites. In addition, the amended and restated employment agreement provides for certain severance protection upon qualifying terminations of employment as discussed in greater detail under "Potential Payments Upon Termination or Change in Control" below.

        No other named executive officer is party to an employment agreement or offer letter that provides for severance protection upon qualifying termination of employment or change in control.

Material Terms of Non-Equity Incentive Plan Awards

        We consider annual cash incentive bonuses to be an important component of our "performance incentives," providing "at-risk" compensation that may be earned by our named executive officers based upon achievement against Management Incentive EBITDA and sales goals established by the Compensation Committee. As "at-risk" compensation, we increase the size of the target bonus, as a percentage of base salary, proportionate to the positions and responsibilities of our executive officers. In fiscal year 2018, the Compensation Committee did not make any adjustments to the applicable target percentages in respect of our named executive officers' target bonus opportunities, and each participated in our annual cash incentive bonus program at the following target percentages of base salary:

Named Executive Officer	Target Percentage
David G. Hirz	110%
Richard N. Phegley	75%
Derek R. Jones	70%

        Our annual cash incentive bonus program for fiscal year 2018 was known as the Smart & Final Annual Incentive Performance Bonus Program (the "2018 Cash Incentive Program"). Each named executive officer's target incentive bonus was the percentage of base salary shown above, with the potential for higher or lower payouts in the event of performance above or below the target performance goals. For performance at threshold levels, each named executive officer was entitled to receive 50% of the target incentive bonus with respect to the Management Incentive EBITDA goal and 10% of the target incentive bonus with respect to each of the Comparable Store Sales and Smart & Final Business and Club Sales Goals, and for performance at or above the maximum, each named executive officer was entitled to receive 200% of the target incentive bonus. Each named executive officer was entitled to an amount calculated using linear interpolation for performance between the threshold and the target, and for performance between the target and the maximum.

        For the 2018 Cash Incentive Program, for all named executive officers other than Mr. Jones, the performance goals were a mix of Management Incentive EBITDA, comparable store sales and business and club sales (as described below). We believe that these metrics reflect key drivers of our ongoing, sustainable performance and are consistent with our objective of tying annual incentives to metrics that support increasing stockholder value. We also strive to set goals at levels that are ambitious and designed to reward outstanding performance even at threshold levels of achievement. Additionally, the formulaic calculation of bonus payouts in fiscal year 2018 required Management Incentive EBITDA to meet or exceed threshold performance levels for any payout to occur under the plan.

Performance Metric	Weight	Threshold	Target	Maximum	Actual Performance
Management Incentive EBITDA ($ millions)(1)	65%	$180,701	$206,045	$234,891	$184,535
Comparable Store Sales(2)	20%	1.96%	3.26%	4.08%	1.22%
Smart & Final Business and Club Sales(3)	15%	1.90%	2.50%	3.13%	1.30%

(1)
Management Incentive EBITDA is measured at the Company level and reflects earnings before interest, income tax, depreciation and amortization expense (inclusive of share based compensation), but excluding accruals for administrative incentive bonuses and the expense or income effect of strategic transaction costs, discontinued operations and closed store costs, non-cash rent expense or income, non-cash benefit plan expenses, severance costs, asset dispositions including impairment charges, extinguishment of debt, unusual legal charges, expenses associated with business optimization programs, and other extraordinary or non-recurring items.

(2)
Comparable Store Sales is measured at the Company level and reflects net sales at comparable stores against budgeted net sales.

(3)
Smart & Final Business and Club Sales is measured at the division level and reflects business and club sales against budgeted sales goals.

        During fiscal year 2018, Management Incentive EBITDA was achieved at 89.56% of target resulting in a 57.61% payout; Comparable Store Sales was below threshold resulting in no payout; and Smart & Final Business and Club Sales was below threshold resulting in no payout. Overall, corporate consolidated results payed out at 37.44% of target.

        For Mr. Jones, the 2018 annual incentive was determined based on performance of the Smart Foodservice division. Performance goals were division EBITDA (weighted 65%), division comparable store sales (weighted 20%), and division new store sales (weighted 15%). The performance goals were set aggressively relative to prior year results and, based on 2018 performance, Mr. Jones earned a payout of 78.62% of target.

        Based on the foregoing results, the Compensation Committee approved fiscal year 2018 annual bonuses to our named executive officers as follows, which amounts were paid in March 2019:

Named Executive Officer	2018 Annual Cash Incentive Bonus
David G. Hirz	$391,248
Richard N. Phegley	$133,005
Derek R. Jones	$275,170

Material Terms of Equity and Long-Term Incentive Compensation

        We view equity and other long-term incentive compensation as a critical component of our balanced total compensation program. Equity-based compensation creates an ownership culture among our employees that provides an incentive to contribute to the continued growth and development of our business and aligns the interests of executives and managers with those of our stockholders. The value of our annual long-term cash incentive awards, as determined by the Compensation Committee, is intended to be at market-competitive levels and in support of our compensation philosophy.

        We maintain the SF CC Holdings, Inc. 2012 Stock Incentive Plan (the "2012 Incentive Plan"), pursuant to which we have granted stock options to our named executive officers prior to the IPO. In connection with the IPO, we adopted the Smart & Final Stores, Inc. 2014 Stock Incentive Plan (as amended and/or restated, the "2014 Incentive Plan," and together with the 2012 Incentive Plan, the "Equity Plans"), and amended the 2012 Incentive Plan so that no new awards are available to be granted under such 2012 Incentive Plan. In 2018, we granted restricted stock under the 2014 Incentive Plan and long-term cash incentive awards outside of the 2014 Incentive Plan.

        Our target annual long-term incentive awards for fiscal year 2018 were designed to be delivered approximately 50% in the form of restricted stock and 50% in the form of long-term cash incentive awards. Restricted stock provides an "at risk" pay opportunity that is directly linked to our stock price and aligns the interests of our named executive officers with those of our stockholders. In 2018, we utilized long-term cash incentive awards instead of stock options in order to conserve available shares under our Equity Plans and to minimize our burn rate and overhang while continuing to incentivize our named executive officers to achieve long-term performance goals.

        Our restricted stock and long-term cash grants are designed to provide value to our named executive officers over a 3-year vesting period and, with respect to restricted stock, increase the alignment between executives and stockholders through direct stock ownership. Awards generally vest ratably over a 3-year period, with 33 1/3% vesting on each of the first three anniversaries of the date of approval by the Board, generally contingent on continued employment with the Company through the applicable vesting date (except as described with respect to restricted stock and long-term cash awards held by Mr. Hirz, under the heading "Potential Payments Upon Termination or Change in Control" below).

        All long-term cash awards and restricted stock awards are subject to forfeiture or repurchase if the named executive officer engages in Detrimental Activity (as defined in the 2014 Incentive Plan). Detrimental Activity includes the named executive officer's (i) violation of certain restrictive covenants, (ii) engagement in activities that would result in a termination for Cause (as defined in the 2014 Incentive Plan) or (iii) material breach of an agreement between the individual and the Company.

        The number of shares, and grant-date fair value, of restricted stock awards, and the value of long-term cash awards, granted to named executive officers in fiscal year 2018, is shown below.

Named Executive Officer	Restricted Stock Granted (# of Shares)	Restricted Stock Granted (Grant Date Fair Value) ($)(1)	Long-term Cash Granted ($)	Total Annual Long-Term Incentive Awards ($)
David G. Hirz	252,525	$1,224,746	$1,250,000	$2,474,746
Richard N. Phegley	55,555	$269,442	$275,000	$544,442
Derek R. Jones	55,555	$269,442	$275,000	$544,442

(1)
The grant-date fair values shown for restricted stock awards are calculated in accordance with FASB ASC Topic 718. The assumptions used in determining the amounts in this column are set forth in Note 11, Share-Based Compensation, to our consolidated financial statements for fiscal year 2018 as disclosed in our 2018 Annual Report on Form 10-K, filed with the SEC on March 14, 2019.

Outstanding Equity Awards at Fiscal Year-End Table

        The following table contains information concerning unexercised options and unvested restricted stock awards for each named executive officer outstanding as of the end of fiscal year 2018 (after giving effect to the 190-for-one stock split of our common stock effected on September 19, 2014):

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable		Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of shares or units of stock that have not vested		Market value of shares or units of stock that have not vested ($)	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested		Equity incentive plan awards: Market value of unearned shares, units or other rights that have not vested ($)
David G. Hirz	839,610	(1)	—	5.27	2/1/23	—		—	—		—
	839,610	(1)	—	7.90	2/1/23	—		—	—		—
	333,334	(2)	222,222	12.00	9/23/24	—		—	—		—
	99,840	(3)	99,840	15.65	5/6/26	—		—	—		—
	60,562	(4)	181,686	12.90	5/8/27	—		—	—		—
	—		—	—	—	26,624	(5)	130,458	—		—
	—		—	—	—	64,599	(6)	316,535	—		—
						252,525	(7)	1,237,373
	—		—	—	—	—		—	66,667	(8)	326,668
	—		—	—	—	—		—	279,329	(9)	1,368,712
Richard N. Phegley	285,570	(1)	—	5.27	2/1/23	—		—	—		—
	285,570	(1)	—	7.90	2/1/23	—		—	—		—
	50,000	(2)	33,333	12.00	9/23/24	—		—	—		—
	345,362	(10)	—	12.00	9/23/24	—		—	—		—
	19,968	(3)	19,968	15.65	5/6/26	—		—	—		—
	13,324	(4)	39,970	12.90	5/8/27	—		—	—		—
	—		—	—	—	5,325	(5)	26,093	—		—
	—		—	—	—	14,211	(6)	69,634	—		—
	—		—	—	—	61,452	(12)	301,115	—		—
						55,555	(7)	272,220
Derek R. Jones	15,746	(4)	47,238	12.90	5/8/27	—		—	—		—
	—		—	—	—	16,795	(6)	82,296	—		—
	—		—	—	—	15,238	(11)	74,666	—		—
	—		—	—	—	55,555	(7)	272,220	—		—
	—		—	—	—	—		—	61,452	(9)	301,115

(1)
Represents options granted on February 1, 2013 that vest at a rate of 20% per year on each of November 15, 2013, 2014, 2015, 2016 and 2017, subject to earlier termination upon the occurrence of specified events.

(2)
Represents options granted on September 23, 2014 that each vest at a rate of 10%/10%/20%/20%/40% on each of September 23, 2015, 2016, 2017, 2018 and 2019, subject to earlier termination upon the occurrence of specified events.

(3)
Represents options granted on May 6, 2016 that vest at a rate of 25% per year on each of April 21, 2017, 2018, 2019, and 2020.

(4)
Represents options granted on May 8, 2017 that vest at a rate of 25% per year on each of May 18, 2018, 2019, 2020 and 2021.

(5)
Represents restricted stock granted on May 6, 2016 that vests at a rate of 33 1/3% per year on each of April 21, 2017, 2018, and 2019.

(6)
Represents restricted stock granted on May 8, 2017 that vests at a rate of 33 1/3% per year on each of May 18, 2018, 2019, and 2020.

(7)
Represents restricted stock granted on May 14, 2018 that vests at a rate of 33 1/3% per year on each of May 18, 2019, 2020, and 2021.

(8)
Represents restricted stock granted on May 25, 2017. The awards have time-based and performance-based vesting terms. The shares of restricted stock are subject to vesting upon the later of (i) the date the Company has achieved the performance goals and (ii) the first and second anniversaries of the grant date (with respect to 50% of the award on each such date).

(9)
Represents restricted stock granted on December 8, 2017. The awards have time-based and performance-based vesting terms. The shares of restricted stock are subject to vesting upon the later of (i) the date the Company has achieved the performance goals and (ii) the third anniversary of the grant date.

(10)
Represents options granted on September 23, 2014 that vested on May 30, 2017.

(11)
Represents restricted stock granted on July 28, 2017 that vests at a rate of 33 1/3% per year on each of July 28, 2018, 2019, and 2020.

(12)
Represents restricted stock granted on December 8, 2017 that vests on December 8, 2020.

        Certain of the outstanding equity awards held by our named executive officers are subject to accelerated or enhanced vesting upon certain qualifying terminations of employment, as described under the heading "Potential Payments Upon Termination or Change in Control" below.

        Market value of stock awards that have not yet vested was calculated using a price of $4.90 per share, which was the closing price on the last trading day prior to the end of fiscal year 2018.

Additional Narrative Disclosure

401(k) Plan

        We maintain a tax-qualified retirement plan (the "401(k) Plan") that provides eligible employees with an opportunity to save for retirement on a tax-advantaged basis. Eligible employees are able to participate in the 401(k) Plan as of the first day of the month following the date they meet the 401(k) Plan's eligibility requirements, and participants are able to defer up to 100% of their eligible compensation subject to applicable annual limits under the Internal Revenue Code of 1986, as amended (the "Code"). All participants' interests in their deferrals are 100% vested when contributed. The 401(k) Plan permits us to make matching contributions and profit sharing contributions to eligible participants. We match contributions at a 50% rate, up to a cap of 6% of base salary. We have not made any profit sharing contributions to date. Each of our named executive officers is eligible to participate in the 401(k) Plan, and during fiscal year 2018 each of our named executive officers participated in the 401(k) Plan.

Pension Plan

        We maintain a defined benefit pension plan (the "Pension Plan") that was frozen in June 2008 for all participants and for benefit accruals, other than with respect to employees in our subsidiary, Commerce Distribution Company LLC, or certain non-management employees in our warehouse or transportation departments.

        Mr. Phegley was a participant in the Pension Plan prior to it being frozen and has fully vested benefits therein. The Pension Plan is not an ongoing element of our compensation philosophy, but is considered when reviewing whether Mr. Phegley's total compensation is balanced.

        Our named executive officers who participate in the Pension Plan may retire and begin receiving normal benefits at age 65. A participant is eligible to receive early retirement benefits under the Pension Plan after reaching age 55 and providing 10 years of service. Normal retirement benefits consist of a monthly benefit equal to a participant's final average earnings multiplied by 1.5% times years of service prior to 1992 plus 1.0% times years of service after 1992, minus any benefits received under any other pension plan related to the participant's service to us for which the participant receives benefits (e.g., a union pension plan). If a participant elects to receive early retirement benefits, such benefit will consist of the normal retirement benefits, reduced by 0.5% for each month the early retirement precedes the normal retirement date. We engaged the services of Willis Towers Watson to determine the present value of annual accrued and actual benefits under the Pension Plan.

        No payments were made to any named executive officer in fiscal year 2018 under the Pension Plan. The present value of Mr. Phegley's account as of the end of fiscal year 2018 was $271,741, which reflects a decrease of $10,215 from the present value as of the end of fiscal year 2017. In accordance with the applicable SEC rules, the Summary Compensation Table is not required to, and does not, reflect the increase or decrease (as applicable) in the present value of Mr. Phegley's account; however, this information is presented in narrative disclosure for completeness.

Supplemental Executive Retirement Plan

        We maintain the Supplemental Executive Retirement Plan (the "SERP"), which is a non-qualified defined benefit plan for our senior executives.

        The SERP was frozen to all participants and benefit accruals in January 2008. Mr. Phegley is the only named executive officer who was eligible to participate in the SERP prior to the SERP being frozen and has fully vested benefits under the SERP. Individuals who are eligible to receive benefits pursuant to the SERP are entitled to receive benefits equal to a certain percentage of their compensation, less the amounts payable under the Pension Plan. We determine the present value of assets held in the SERP by each participant as of the end of each fiscal year. As a result of Mr. Phegley moving closer to retirement eligibility, the present value of his accumulated benefits increased by $158,441. Other changes to the present value of accumulated benefits are generally the result of changes in interest rates and mortality assumptions. Also, there is no estimated rate of return on assets because the SERP is a nonqualified plan. The SERP is not an ongoing element of our compensation philosophy, but is considered when reviewing whether Mr. Phegley's total compensation is balanced. The SERP is partially funded in a rabbi trust.

        No payments were made to any named executive officer in fiscal year 2018 under the SERP. The present value of Mr. Phegley's account as of the end of fiscal year 2018 was $2,353,326, which reflects a decrease of $25,312 from the present value as of the end of fiscal year 2017. In accordance with the applicable SEC rules, the Summary Compensation Table is not required to, and does not, reflect the increase or decrease (as applicable) in the present value of Mr. Phegley's account; however, this information is presented in narrative disclosure for completeness.

Supplemental Deferred Compensation Plan

        The Code imposes limits on highly compensated employees with respect to the amount that may be contributed to tax-qualified defined contribution retirement plans, such as our 401(k) Plan. This limitation reduces the retirement benefits for our named executive officers.

        Accordingly, as part of our total compensation benefits that we provide in order to maintain competitive compensation, we maintain a nonqualified deferred contribution plan (the "SDCP") in which a select group of our highly compensated employees, including all of our named executive officers, are eligible to participate. The SDCP allows employees to defer up to 100% of their base compensation and incentive bonus into future years, including during retirement. Deferred amounts are paid in accordance with the participant's elections under the SDCP. In the event of the participant's termination of employment, deferred amounts are generally paid within 90 days following termination of employment, except in the event of the participant's retirement or disability, in which case deferred amounts are paid, at the participant's prior election, within 90 days following retirement or disability, or the fifth, tenth or fifteenth anniversary of such retirement or disability. We provide a matching contribution to participants in the SDCP equal to the match such participant would have received under the 401(k) Plan, except to the extent such contributions are subject to limits imposed by qualified plans. Participants in the SDCP, including named executive officers, allocate their contributions and plan account balances among investment alternatives which track the performance of investment funds. The alternatives that named executive officers may elect to track include a money market fund, S&P 500 Index fund, a growth fund, a value fund, a mid-cap growth fund, a small-mid cap value fund, an international fund, a total return fund, a small-mid cap growth series, a small-cap value series, a small-cap index, a global bond fund and an index fund relating to investment in shares of common stock of Sprouts Farmers Markets, Inc. The SDCP is partially funded in a rabbi trust. On October 30, 2018, the Compensation Committee froze future benefit accruals for all participants under the SDCP and closed the SDCP to new participants, effective as of January 1, 2019.

        On November 19, 2018, we adopted the Smart & Final Supplemental Deferred Compensation Plan II (the "SDCP II"), effective as of January 1, 2019, in which a select group of our highly compensated employees, including all of our named executive officers, are eligible to participate. The SCDP II is a successor plan to the SDCP. The material terms of the SDCP II are generally comparable to the terms of the SDCP, except that no death benefit will be payable to a participant's beneficiary under the SDCP II in excess of the participant's account balance.

        In fiscal year 2018, the following named executive officers participated in the SDCP in the following amounts: Mr. Hirz deferred $106,048; Mr. Phegley deferred $77,210; and Mr. Jones deferred $31,356. Amounts deferred under the SDCP are then credited to each respective named executive officer's account based on his or her individual selections from a portfolio of available investments. No named executive officers participated in the SDCP II in fiscal year 2018, as the SDCP II did not become effective during fiscal year 2018.

Potential Payments Upon Termination or Change in Control

Employment Agreement with Mr. Hirz

        Our amended and restated employment agreement with Mr. Hirz provides for severance in the event that Mr. Hirz's employment is terminated by the Company without Cause or by Mr. Hirz for Good Reason. In the event of either such termination, Mr. Hirz will be entitled to receive subject to his execution and non-revocation of a release of claims:

  •
  continuation of base salary for 24 months;

  •
  a prorated share of the annual bonus for the year of termination based on actual performance, payable at the time bonuses are paid generally;

  •
  24 months of service credit with respect to any options to purchase common stock of the Company granted prior to the date of termination and held on such date ("Existing Options"); however, if such termination occurs on or after December 31, 2020, immediate vesting of all Existing Options;

  •
  entitlement to exercise vested options for a period of two years after termination (or until the expiration of the option, if earlier); and

  •
  immediate vesting with respect to the lesser of (a) 50% of the total number of shares of restricted stock granted prior to the date of termination ("Existing Restricted Stock") and (b) all of the shares of restricted stock granted prior to the date of termination that are still subject to restrictions as of such date; however, if such termination occurs on or after December 31, 2020, immediate vesting of all Existing Restricted Stock; provided, further, however, that the foregoing acceleration does not apply to any of Mr. Hirz's restricted stock awards granted in May 2017 and December 2017 that are subject to the achievement of performance hurdles (the "Existing Performance Restricted Stock") which have not yet vested.

        In addition, in the event that Mr. Hirz's employment is terminated by the Company without Cause or by Mr. Hirz for Good Reason within 60 days prior to or within one-year following a Change in

Control (as defined in the 2014 Incentive Plan), he will be entitled to receive, subject to his execution and non-revocation of a release of claims, additional severance equal to two times his target annual bonus. In connection with such termination, to the extent permitted by Section 409A of the Code, any severance payable to Mr. Hirz will be paid in a lump sum.

        If Mr. Hirz terminates his employment by "Retirement," after July 20, 2019 and before December 31, 2020, he will be eligible to receive, subject to his execution and non-revocation of a release of claims, (a) 24 months of accelerated vesting of all Existing Options, and (b) with respect to the Existing Restricted Stock, other than the Existing Performance Restricted Stock, immediate vesting of the lesser of (i) 50% of the total number of shares of restricted stock subject to the applicable award as of the date of grant and (ii) all of the Existing Restricted Stock.

        If Mr. Hirz terminates his employment by "Retirement" on or after December 31, 2020 and before December 31, 2022, he will be eligible to receive, subject to his execution and non-revocation of a release of claims, (a) continuation of base salary for 12 months, and (b) immediate vesting of (i) all Existing Options and (ii) all Existing Restricted Stock, other than the Existing Performance Restricted Stock. "Retirement" generally means a termination by Mr. Hirz other than for death or disability or with or without Good Reason that occurs after July 20, 2019. In order to terminate for Retirement, Mr. Hirz must provide at least 180 days' prior written notice to the Company of his intention to retire and must represent that he does not intend to engage in full-time employment after his retirement.

        If Mr. Hirz terminates his employment by "Retirement" on or after December 31, 2022, he will be eligible to receive, subject to his execution and non-revocation of a release of claims, (a) continuation of base salary for 24 months, (b) a pro-rated share of the annual bonus for the year of termination based on actual performance, the amount of which will not exceed 10% of Mr. Hirz's base salary, payable at the time bonuses are paid generally, and (c) the immediate vesting of (i) all Existing Options and (ii) all Existing Restricted Stock, other than Existing Performance Restricted Stock.

        In each of the above terminations by "Retirement," Mr. Hirz will be entitled to exercise vested options for a period of two years after termination (or until the expiration of the option, if earlier).

        "Good Reason" generally means the occurrence of any of the following events, without Mr. Hirz's consent: (i) a material diminution of Mr. Hirz's authority, responsibility or duties, including if Mr. Hirz no longer reports directly to the Board; (ii) relocation to a principal place of employment that is 25 miles further (one-way) from Mr. Hirz's current residence than the current headquarters in Commerce, California is from such residence; or (iii) failure by the Company to comply with any material obligation imposed by the employment agreement. However, the Company may reduce Mr. Hirz's base salary in connection with a Company-wide reduction in salary or a reduction in salary of the Company's executive officers generally, and any such reduction shall not be deemed to be "Good Reason," provided that the percentage of any such reduction is no greater than the percentage reduction of any other officer.

        "Cause" generally means the occurrence of any of the following events by Mr. Hirz: (i) a breach of any material provision of the employment agreement or a breach of any provision of the Fair Competition Agreement between Mr. Hirz and the Company; (ii) (A) the commission of any felony or (B) the conviction or plea of nolo contendere to any misdemeanor, in each case, that causes or is likely to cause material harm or embarrassment to the Company or any of its subsidiaries or any of its affiliates; (iii) theft, embezzlement or fraud in connection with the performance of Mr. Hirz's duties; (iv) the misappropriation of any material business opportunity of the Company or any of its subsidiaries by Mr. Hirz; (v) any material failure by Mr. Hirz to comply with, observe or carry out the Company's written rules, regulations, policies and codes of ethics and/or conduct applicable to its employees generally; (vi) any material failure by Mr. Hirz to comply with, observe or carry out the written rules, regulations, policies, directions, codes of ethics and/or conduct and restrictions for senior executives of the Company; and (vii) substance abuse or use of illegal drugs that (A) materially impairs performance of Mr. Hirz's duties or (B) causes or is likely to cause material harm or embarrassment to the Company or any of its subsidiaries.

        In the event that Mr. Hirz's employment is terminated as a result of his death or disability, Mr. Hirz, his personal representative or guardian, as the case may be, is entitled to receive:

  •
  continuation of base salary for 24 months; and

  •
  a prorated share of the annual bonus based on actual performance, payable at the time bonuses are paid generally.

Equity or Equity-Linked Awards

        In certain circumstances, restricted stock awards and long-term cash awards granted to the named executive officers are subject to additional or accelerated vesting as follows:

Long-Term Cash Incentive Awards with Mr. Hirz

        The long-term cash incentive awards granted to Mr. Hirz in fiscal year 2018 contain a provision whereby if Mr. Hirz is terminated without Cause, for Good Reason or due to Mr. Hirz's Retirement (each as defined in his employment agreement), irrespective of whether the termination accompanies a Change in Control, the long-term cash incentive award shall, as of the date of such termination, immediately vest with respect to the lesser of (a) 50% of the total number of shares subject to the grant agreement, and (b) all of the long-term cash incentive awards as of such date.

        No other named executive officer is entitled to additional or accelerated vesting with respect to their long-term cash awards upon termination of employment or change in control.

Restricted Stock Agreements with Mr. Hirz

        The restricted stock granted to Mr. Hirz on May 6, 2016 contains a provision whereby if Mr. Hirz is terminated without Cause or resigns for Good Reason (each as defined in his employment agreement), irrespective of whether the termination accompanies a Change in Control, restricted stock shall, as of the date of such termination, immediately vest with respect to the lesser of (a) 50% of the total number of shares subject to the grant agreement and (b) all of the restricted stock as of such date. In addition, if Mr. Hirz is terminated due to death or disability, all unvested shares of restricted stock granted to Mr. Hirz on May 6, 2016, May 8, 2017, May 25, 2017, December 8, 2017, and May 14, 2018 will become vested and no longer subject to restrictions.

        Except as described below for Mr. Jones, no other named executive officer is entitled to additional or accelerated vesting with respect to their restricted stock upon termination of employment or change in control.

Stock Option Agreements with Mr. Hirz

        The following vesting provisions apply to options granted to Mr. Hirz on September 23, 2014, and May 6, 2016:

  •
  if Mr. Hirz's termination is without Cause, for Good Reason or Retirement, the portion of stock options that would have vested had he remained continuously employed until the date two years after the date of the termination will vest;

  •
  upon a Change in Control, the stock options will vest and become exercisable on the 13-month anniversary of the Change in Control, subject to Mr. Hirz's continued employment through such 13-month anniversary; and

  •
  if Mr. Hirz is terminated without Cause or resigns for Good Reason within 60 days prior to or at any time following the date of a Change in Control, the stock options will vest and become exercisable on the date of such termination, or, if later, the date of such Change in Control.

        Mr. Hirz is also subject to a Fair Competition Agreement with us, pursuant to which he is subject to certain non-competition and non-solicitation restrictions while employed and for a limited time after the termination of his employment. In addition, Mr. Hirz is subject to confidentiality and non-disparagement restrictions.

        No other named executive officer is entitled to additional or accelerated vesting with respect to their stock options upon termination of employment or change in control.

Restricted Stock Agreement with Mr. Jones

        The restricted stock granted to Mr. Jones on December 8, 2017 contains a provision whereby if Mr. Jones is terminated due to death or disability, all unvested shares of restricted stock granted to Mr. Jones on December 8, 2017 will become vested and no longer subject to restrictions.

Severance Plan

        No other named executive officer is party to an employment agreement or other letter with the Company. However, Messrs. Phegley and Jones are entitled to participate in the Smart & Final Stores, Inc. 2018 Executive Severance Plan (the "2018 Severance Plan"). On May 8, 2018, the Committee approved the adoption of the 2018 Severance Plan, effective August 1, 2018. The 2018 Severance Plan replaced our prior severance plan, the Smart & Final Stores, Inc. 2009 Executive Severance Plan, which was terminated by the Board on May 11, 2018, effective as of July 31, 2018. Each of Messrs. Phegley, and Jones participate in the 2018 Severance Plan.

        Under the 2018 Severance Plan, if the employment of a participating named executive officer is terminated by the Company for any reason other than on account of Cause, death or disability, or is terminated by the participant for Good Reason, in each case other than during the 18 months following a Change in Control (as defined in the 2014 Incentive Plan) and, in limited circumstances, in the 90 days prior to a Change in Control (the "Change in Control Protected Period"), such named executive officer is entitled to receive the following severance payments and benefits subject to the execution and non-revocation of a release of claims:

  •
  continuation of base salary for 18 months (the "Cash Severance");

  •
  a prorated share of the annual bonus for the year of termination based on actual performance, payable at the time bonuses are paid generally;

  •
  continuation of medical, dental and vision insurance through the earlier of (i) 12 months or (ii) the date the participant becomes eligible for welfare benefits from a subsequent employer; and

  •
  reasonable executive level outplacement services for 12 months.

        Under the 2018 Severance Plan, if the employment of a participating named executive officer is terminated by the Company for any reason other than on account of Cause, death or disability, or if such named executive officer resigns for Good Reason, in each case, during the Change in Control Protected Period, in lieu of the Cash Severance described above, the named executive officer would be entitled to receive an amount equal to 1.5x the sum of such named executive officer's base salary and target annual bonus, payable in a lump sum.

        Under the 2018 Severance Plan, "Cause" generally means a finding by the Compensation Committee that a participant has (i) materially breached any material agreement or arrangement between the Company and the participant; (ii) either (a) committed any felony or (b) been convicted of or entered a plea of nolo contendere to any misdemeanor, in each case, that could cause material harm or embarrassment to the Company or any of its subsidiaries or any of its affiliates, in the reasonable judgment of the Compensation Committee; (iii) committed theft, embezzlement or fraud in connection with the participant's performance of the participant's duties and responsibilities to the Company and its subsidiaries; (iv) misappropriated any material business opportunity of the Company or any of its subsidiaries, excluding any activity permitted by the Compensation Committee; (v) materially failed to comply with, observe or carry out the Company's written rules, regulations, policies and codes of ethics and/or conduct applicable to its employees generally and in effect from time to time, including (without limitation) those regarding conflicts, potential conflicts of interest or the appearance of a conflict of interest; (vi) materially failed to comply with, observe or carry out the written rules, regulations, policies, directions, codes of ethics and/or conduct and restrictions established or approved by the Company from time to time for officers of the Company, including (without limitation) those regarding conflicts, potential conflicts of interest or the appearance of a conflict of interest; (vii) abused substances or used illegal drugs that, in the reasonable judgment of the Compensation Committee, (a) materially impaired or is likely to materially impair the participant's performance of the participant's duties and responsibilities to the Company and its subsidiaries or (b) caused or is likely to cause material harm or embarrassment to the Company or any of its subsidiaries; or (viii) the ongoing and repeated failure by the participant to perform such lawful duties consistent with the participant's position as are reasonably requested by the chief executive officer of the Company or the participant's supervisor in good faith as documented in writing to the participant.

        With respect to our named executive officers who participate in the 2018 Severance Plan, "Good Reason" generally means, without the participant's prior written consent, any of the following events or conditions: (a) a material diminution in the participant's duties, responsibilities or authorities (but excluding a change in the person(s) or position(s) to whom the participant is required to report); (b) a material reduction in the participant's base salary, annual incentive compensation opportunities or other employee benefits in the aggregate (in each case, other than pursuant to an across-the-board reduction applicable to all senior executives of the Company); (c) the Company requiring the participant to relocate to a principal place of employment that is twenty-five (25) miles or more further (one-way) from the participant's then-current residence than the Company's current headquarters in Commerce, California are from such residence; or (d) a material breach by the Company of its obligations to the participant under the 2018 Severance Plan or under any other material agreement or arrangement between the Company and the participant, after giving effect to any applicable notice requirements and cure periods set forth therein.

DIRECTOR COMPENSATION

        The Board maintains a director compensation program, pursuant to which each of our independent directors is entitled to the following fees and awards:

  •
  an annual cash retainer of $50,000;

  •
  an additional annual cash retainer of $15,000 to the chairperson of the Audit Committee;

  •
  an additional annual cash retainer of $10,000 to the chairperson of the Compensation Committee;

  •
  an additional annual cash retainer of $6,000 to the chairperson of the Nominating Committee;

  •
  $1,500 for each standing committee or Board meeting attended; and

  •
  a grant of restricted stock under the 2014 Incentive Plan in an amount equal to $100,000 per year. Restricted stock granted in fiscal year 2018 will cliff vest 100% on the first anniversary of May 18, 2018. During fiscal year 2018, Messrs. Gies and Kaplan did not receive equity awards;

in each case, unless such amount is waived by any independent director. The Board has also approved an annual cash retainer of $10,000 to the chairperson of each other Board committee and $750 for each other committee meeting attended.

        During fiscal year 2018, due to a limitation on the number of shares available for grant, each director other than Messrs. Gies and Kaplan received (i) a grant of restricted stock under the 2014 Incentive Plan in an amount of $50,000 and (ii) a long-term cash incentive award in the amount of $50,000. Both the grants of restricted stock and the long-term cash incentive awards vest on May 18, 2019.

        Directors who are not independent directors under NYSE standards do not receive any compensation for their services as directors.

        We also reimburse each of our directors for reasonable out-of-pocket expenses incurred in connection with the performance of their duties as directors, including travel expenses in connection with their attendance in person at Board and committee meetings.

        In 2018, Korn Ferry analyzed the competitiveness of our director compensation relative to peer practices and, as a result of this study, no changes were made to director compensation for fiscal year 2019.

Director Compensation Table for Fiscal Year 2018

        The following table contains information concerning the compensation of our non-employee directors in fiscal year 2018.

Name	Fees Earned or Paid in Cash ($)	Restricted Stock Awards ($)(1)	Cash Awards ($)	Total ($)
Norman H. Axelrod	60,500	48,990	50,000	159,490
Andrew A. Giancamilli	79,500	48,990	50,000	178,490
Dennis T. Gies(2)	63,500	—	—	63,500
Paul N. Hopkins	90,500	48,990	50,000	189,490
David B. Kaplan(2)	60,500	—	—	60,500
Elaine K. Rubin	65,000	48,990	50,000	163,990
Joseph S. Tesoriero	107,000	48,990	50,000	205,990
Kenneth I. Tuchman	97,000	48,990	50,000	195,990

(1)
The amounts shown for stock awards relate to restricted stock granted under the 2014 Incentive Plan. These amounts are based on the grant date fair value of awards calculated in accordance with FASB ASC Topic 718. The assumptions used in determining the amounts in this column are set forth in Note 11, Share-Based Compensation, to our consolidated financial statements for fiscal year 2018. Each of Messrs. Axelrod, Giancamilli, Hopkins, Tesoriero, Tuchman and Mme. Rubin was granted 10,101 shares of restricted stock, which vests on May 18, 2019, provided he or she has remained in service until the vesting date. As of the end of fiscal year 2018, Messrs. Axelrod, Giancamilli, Hopkins, Tesoriero, Tuchman and Mme. Rubin had 13,295, 13,295, 13,729, 13,295, 13,729 and 10,101 outstanding shares of restricted stock, respectively.

(2)
Fees for service by Messrs. Gies and Kaplan are paid to ACOF Operating Manager III, LLC and ACOF Operating Manager IV, LLC, which are parties to the

  Management Services Agreements. During fiscal year 2018, no restricted stock or other equity awards were granted to Messrs. Gies or Kaplan or to ACOF Operating Manager III, LLC or ACOF Operating Manager IV, LLC.

ADVISORY VOTE ON NAMED EXECUTIVE COMPENSATION (PROPOSAL 3)

        In accordance with Section 14A of the Exchange Act, which was added by the Dodd-Frank Act and the related SEC rules promulgated thereunder, we are providing our stockholders the opportunity to cast a non-binding advisory vote to approve the compensation of the named executive officers for fiscal year 2018. This proposal, commonly known as a "say-on-pay" proposal, gives our stockholders the opportunity to express their views on the compensation of our named executive officers. At our 2018 Annual Meeting of Stockholders, we provided our stockholders the opportunity to cast a non-binding advisory vote on the frequency of future advisory say-on-pay votes, commonly known as a "say-on-frequency" proposal. In connection with such say-on-frequency vote, the Board recommended, and the stockholders approved, that a say-on-pay vote would be conducted once every year.

        As described in these proxy materials, the primary objectives of our named executive compensation program are to (i) offer balanced total compensation in an effort to satisfy our stockholder, Company and individual executive goals, (ii) attract and retain high caliber executives and key personnel by offering competitive compensation, (iii) align the compensation of executives with the goals of the Company by offering performance incentives and (iv) increase, when appropriate, the percentage of total compensation that is "at risk" proportionate to executives' overall responsibilities, position and compensation. The foregoing objectives are applicable to the compensation of our named executive officers. We urge our stockholders to review the compensation tables and narrative discussion included therein for more information.

        We believe that our named executive compensation program achieves these objectives by balancing multiple compensation elements, while keeping an appropriate portion of compensation "at risk," which has enabled us to successfully motivate and reward the named executive officers. We believe such program is appropriate in light of our overall compensation philosophy and objectives and has played an essential role in our continued growth and financial success by aligning the long-term interests of the named executive officers with the long-term interests of our stockholders.

        For these reasons, the Board recommends a vote in favor of the following resolution:

        "RESOLVED, that the compensation paid to the Company's named executive officers in fiscal year 2018, as disclosed pursuant to Item 402 of Regulation S-K, including the compensation tables and narrative discussion, is hereby APPROVED."

        As an advisory vote, this proposal is not binding upon us. Notwithstanding the advisory nature of this vote, the Compensation Committee values the opinions expressed by stockholders in their vote on this proposal, and will consider the outcome of the vote when making future compensation decisions for our named executive officers. Furthermore, stockholders are welcome to bring any specific concerns regarding executive compensation to the attention of the Board at any time throughout the year. Please refer to "Other Board Information—Stockholder Communications" above for information about communicating with the Board.

        The affirmative vote of the holders of a majority of the votes cast by our stockholders in person or represented by proxy and entitled to vote is required to approve this Proposal 3.

        THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE APPROVAL, ON A NON-BINDING ADVISORY BASIS, OF THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS IN FISCAL YEAR 2018, AS DISCLOSED IN THESE PROXY MATERIALS.

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The table below sets forth information regarding the beneficial ownership of our common stock as of March 15, 2019 by (i) each person, or group of affiliated persons, known by us to beneficially own more than five percent of our common stock; (ii) the Named Executive Officers; (iii) each of our directors and nominees for director; and (iv) all of our directors and executive officers as a group.

        Beneficial ownership is determined in accordance with the Exchange Act and includes voting and investment power with respect to our common stock. The following table includes common stock issuable within 60 days of March 15, 2019, upon the exercise of all options and other rights beneficially owned by the indicated stockholders on that date. Percentage of beneficial ownership is based on 76,523,569 shares of common stock outstanding at March 15, 2019. Except as otherwise noted below, each person or entity named in the following table has sole voting and investment power with respect to all shares of our common stock that he, she or it beneficially owns.

        Unless otherwise indicated, the address of each beneficial owner listed below is c/o Smart & Final Stores, Inc., 600 Citadel Drive, Commerce, California 90040.

	Shares Beneficially Owned(1)
Name of Beneficial Owner	Shares		Percentage
Named Executive Officers and Directors:
David G. Hirz	3,879,486	(2)	4.93%
Richard N. Phegley	1,919,967	(3)	2.48%
Derek R. Jones	114,009	(4)	*
David B. Kaplan	—		—
Norman H. Axelrod	163,179	(5)	*
Andrew A. Giancamilli	124,941	(6)	*
Dennis T. Gies	—		—
Paul N. Hopkins	28,478	(7)	*
Elaine K. Rubin	17,852	(8)	—
Joseph S. Tesoriero	55,741	(9)	*
Kenneth I. Tuchman	25,978	(10)	*
All directors and executive officers as a group (17 persons)	7,990,960	(11)	9.89%
5% Shareholders:
Ares Corporate Opportunities Fund III, L.P.	22,109,381	(12)	28.89%
Ares Corporate Opportunities Fund IV, L.P.	22,109,381	(12)	28.89%

*
Less than 1%.

(1)
Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of our common stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days are deemed outstanding, but are not deemed outstanding for computing the percentage ownership of any other person. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to such securities.

(2)
Consists of (i) 1,312,862 shares directly held by Mr. Hirz, (ii) 343,748 shares of time-vested restricted stock and (iii) 2,222,876 shares issuable upon the exercise of options that are currently exercisable or that will become exercisable within 60 days of March 15, 2019. Mr. Hirz is our President and Chief Executive Officer and a member of the Board.

(3)
Consists of (i) 773,646 shares directly held by Mr. Phegley, (ii) 136,543 shares of time-vested restricted stock and (iii) 1,009,778 shares issuable upon the exercise of options that are currently exercisable or that will become exercisable within 60 days of March 15, 2019. Mr. Phegley is our Executive Vice President and Chief Financial Officer.

(4)
Consists of (i) 10,675 shares directly held by Mr. Jones, (ii) 87,588 shares of time-vested restricted stock and (iii) 15,746 shares issuable upon the exercise of options that are currently exercisable or that will become exercisable within 60 days of March 15, 2019. Mr. Jones is Executive Vice President, Smart & Final, and President, Smart Foodservice Warehouse Stores.

(5)
Consists of (i) 87,184 shares directly held by Mr. Axelrod, (ii) 13,295 shares of time-vested restricted stock and (iii) 62,700 shares issuable upon the exercise of options that are currently exercisable or that will become exercisable within 60 days of March 15, 2019. Mr. Axelrod is a member of the Board.

(6)
Consists of (i) 48,946 shares directly held by Mr. Giancamilli, (ii) 13,295 shares of time-vested restricted stock and (iii) 62,700 shares issuable upon the exercise of options that are currently exercisable or that will become exercisable within 60 days of March 15, 2019. Mr. Giancamilli is a member of the Board.

(7)
Consists of (i) 14,749 shares directly held by Mr. Hopkins and (ii) 13,729 shares of time-vested restricted stock. Mr. Hopkins is a member of the Board.

(8)
Consists of (i) 7,751 shares directly held by Mme. Rubin and (ii) 10,101 shares of time-vested restricted stock. Mme. Rubin is a member of the Board.

(9)
Consists of (i) 16,946 shares directly held by Mr. Tesoriero, (ii) 13,295 shares of time-vested restricted stock and (iii) 25,500 shares issuable upon the exercise of options that are currently exercisable or that will become exercisable within 60 days of March 15, 2019. Mr. Tesoriero is a member of the Board.

(10)
Consists of (i) 12,249 shares directly held by Mr. Tuchman and (ii) 13,729 shares of time vested restricted stock. Mr. Tuchman is a member of the Board.

(11)
Consists of (i) 2,623,963 shares directly held in the aggregate by our directors and executive officers as a group, (ii) 1,065,042 shares of time vested restricted stock and (iii) 4,301,955 shares issuable upon the exercise of options that are currently exercisable or that will become exercisable within 60 days of March 15, 2019.

(12)
Shares of our common stock are held directly by ACOF III and ACOF IV. The manager of ACOF III is ACOF Operating Manager III, LLC ("ACOF Operating Manager III"), and the sole member of ACOF Operating Manager III is Ares Management LLC ("Ares Management LLC"). The manager of ACOF IV is ACOF Operating Manager IV, LLC ("ACOF Operating Manager IV"), and the sole member of ACOF Operating Manager IV is Ares Management LLC.

The sole member of Ares Management LLC is Ares Management Holdings L.P. ("Ares Management Holdings") and the general partner of Ares Management Holdings is Ares Holdco LLC ("Ares Holdco"). The sole member of Ares Holdco is Ares Holdings Inc. ("Ares Holdings"), whose sole stockholder is Ares Management. Ares Management GP LLC ("Ares Management GP") is the sole holder of the Class B common stock, $0.01 par value per share, of Ares Management ("Class B Common Stock") and Ares Voting LLC ("Ares Voting") is the sole holder of the Class C common stock, $0.01 par value per share, of Ares Management ("Class C Common Stock"). Pursuant to Ares Management's Certificate of Incorporation, the holders of the Class B

  Common Stock and the Class C Common Stock, collectively, will generally have the majority of votes on any matter submitted to the stockholders of Ares Management if certain conditions are met. The sole member of both Ares Management GP and Ares Voting is Ares Partners Holdco LLC ("Ares Partners"). Ares Partners is managed by a board of managers (the "Ares Board"), which is composed of Michael Arougheti, Ryan Berry, R. Kipp deVeer, David Kaplan, Michael McFerran, John Kissick, Antony Ressler and Bennett Rosenthal. Mr. Ressler generally has veto authority over Ares Board decisions. The address of each Ares Entity is 2000 Avenue of the Stars, 12th Floor, Los Angeles, California 90067.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Our directors, executive officers and holders of more than 10% of our common stock are subject to the reporting requirements of Section 16(a) of the Exchange Act, which requires them to file reports with the SEC on Forms 3, 4 and 5 with respect to their ownership and change of ownership of our common stock. Based solely upon a review of the copies of these forms or written representations that no Form 5 was required, which we have received from such persons or entities for transactions in our common stock and their common stock holdings for fiscal year 2018, we believe that all reporting requirements under Section 16(a) for such fiscal year were met in a timely manner by our directors, executive officers and holders of more than 10% of our common stock, except for one late Form 4 filed by Mr. Hirz reporting the acquisition of shares of common stock upon the exercise of stock options.

2020 ANNUAL MEETING

        Stockholder proposals submitted pursuant to Rule 14a-8 of the Exchange Act for the 2020 Annual Meeting must be received by us no later than November 30, 2019 to be presented at the 2020 Annual Meeting or to be eligible for inclusion in the proxy materials related thereto under the SEC's proxy rules. Such proposals can be sent to us at Smart & Final Stores, Inc., 600 Citadel Drive, Commerce, California 90040, Attention: Leland P. Smith, Secretary.

        In addition, pursuant to Section 1.11 of the Bylaws, any stockholder proposal other than those submitted pursuant to Rule 14a-8 of the Exchange Act must be timely to be properly brought before the 2020 Annual Meeting. To be timely, such stockholder proposal shall be received by our Secretary at our principal executive offices at 600 Citadel Drive, Commerce, California 90040 between the opening of business on January 23, 2020 and the close of business on February 22, 2020. Such stockholder proposals must also be in compliance with the additional requirements set forth in the Bylaws. However, if the date of the 2020 Annual Meeting is more than 30 days before or more than 60 days after May 22, 2020, to be timely, such stockholder proposals must be received not earlier than the 120th day prior to the date of the 2020 Annual Meeting and not later than (i) the close of business on the 90th day prior to the date of the 2020 Annual Meeting or (ii) the tenth day following the day on which the public announcement of the date of the 2020 Annual Meeting is first made.

VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. SMART & FINAL STORES, INC. 600 CITADEL DRIVE COMMERCE, CA 90040 VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. Eastern Time the day before the cut-off date or meeting time. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees Andrew A. Giancamilli For 0 0 0 For 0 Against 0 0 0 Against 0 Abstain 0 0 0 Abstain 0 1a 1b Elaine K. Rubin 1c Kenneth I. Tuchman The Board of Directors recommends you vote FOR proposals 2 and 3. 2. Ratify the appointment of Ernst & Young LLP as independent auditors for the Company's 2019 fiscal year. 0 0 0 3. To approve, by non-binding advisory vote, the compensation paid to the Company's named executive officers during the Company's 2018 fiscal year. NOTE: To vote and otherwise represent the undersigned on such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date 0000406253_1 R1.0.1.18

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement and the Form 10-K are available at www.proxyvote.com . PROXY THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF SMART & FINAL STORES, INC. The undersigned hereby appoints Richard N. Phegley and Leland P. Smith, and each of them, with power to act without the other and with the power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Smart & Final Stores, Inc. common stock which the undersigned is entitled to vote and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the Company to be held May 22, 2019 or any adjournments thereof, with all powers which the undersigned would possess if present at the Meeting. THIS PROXY CARD, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE BUT THE CARD IS SIGNED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES UNDER PROPOSAL 1, FOR PROPOSAL 2, AND FOR PROPOSAL 3 AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING. Continued and to be signed on reverse side 0000406253_2 R1.0.1.18